Exhibit 10.1

LEASE AGREEMENT

BETWEEN

QUATTRO INVESTMENT GROUP, L.P. (“LANDLORD”)

AND

ANSYS, INC. (“TENANT”)

i

ARTICLE VI - ALTERATIONS AND ADDITIONS TO THE LEASED PREMISES		17
6.1	Alterations and Additions	17
6.2	Electronic Equipment	18

ARTICLE VII - ACCESS TO LEASED PREMISES		19
7.1	Access	19

ARTICLE VIII - FIRE OR OTHER CASUALTY		19
8.1	Fire or Other Casualty	19

ARTICLE IX - WAIVER OF LIABILITY; INDEMNIFICATION		20
9.1	Waiver of Liability	20
9.2	Tenant Indemnification	21
9.3	Landlord Indemnification	22

ARTICLE X - INSURANCE		22
10.1	Liability Insurance	22
10.2	Casualty Insurance	22
10.3	Evidence of Insurance	23
10.4	Landlord’s Insurance	23
10.5	Waiver of Subrogation	23

ARTICLE XI - ASSIGNMENT AND SUBLETTING		23
11.1	Assignment and Subletting	23

ARTICLE XII - SIGNS		25
12.1	Signs	25

ARTICLE XIII - BUILDING SERVICES		25
13.1	Building Services Generally	25
13.2	Separately Metered Electrical, Gas	26
13.3	Interruption of Service	27
13.4	Access to Building	27

ARTICLE XIV - QUIET ENJOYMENT		27
14.1	Quiet Enjoyment	27

ARTICLE XV - SUBORDINATION; TRANSFER OF PROPERTY		27
15.1	Subordination	27
15.2	Transfer of Property	28

ARTICLE XVI - ESTOPPEL CERTIFICATE		28
16.1	Estoppel Certificate	28

ARTICLE XVII - SURRENDER		29
17.1	Surrender	29
17.2	Notice to Quit	29
17.3	Removal of Property; Restoration of Leased Premises	29
17.4	Posting Signs	29

ARTICLE XVIII - DEFAULT AND REMEDIES		29
18.1	Tenant Default	29
18.2	Remedies	30
18.3	Default Interest	31
18.4	Landlord’s Duty to Mitigate	31
18.5	CONFESSION OF JUDGMENT FOR POSSESSION	32
18.6	Cumulative Remedies	32
18.7	Survival	32
18.8	Landlord’s Default; Tenant’s Remedies	32

ARTICLE XIX - WAIVER		33
19.1	Waiver	33

ARTICLE XX - CONDEMNATION		33
20.1	Condemnation	33

ARTICLE XXI - NOTICES		33
21.1	Notice Addresses	33

ARTICLE XXII - NON-RECORDATION		34
22.1	Non-Recordation	34

ARTICLE XXIII - FINANCIAL STATEMENTS		34
23.1	Financial Statements	34

ARTICLE XXIV - EXONERATION		35
24.1	Exoneration	35

ARTICLE XXV - BINDING EFFECT		35
25.1	Binding Effect	35

ARTICLE XXVI - CONSTRUCTION		35
26.1	Captions	35
26.2	References	35
26.3	Rules of Construction	35
26.4	Time of Essence	35

ARTICLE XXVII - ENTIRE AGREEMENT; AMENDMENTS		36
27.1	Entire Agreement	36
27.2	Amendments	36

ARTICLE XXVIII - GOVERNING LAW		36
28.1	Governing Law	36

ARTICLE XXIX - PARTIAL INVALIDITY		36
29.1	Partial Invalidity	36

ARTICLE XXX - BROKERAGE COMMISSION		36
30.1	Brokerage Commission	36

ARTICLE XXXI - SECURITY INTEREST IN TENANT’S PROPERTY		37
31.1	Security Interest	37

ARTICLE XXXII - FORCE MAJEURE		37
32.1	Force Majeure	37

ARTICLE XXXIII - HOLDING OVER BY TENANT		37
33.1	Holding Over	37

ARTICLE XXXIV - EXTENSION OPTIONS		38
34.1	Extension Options	38

ARTICLE XXXV - TERMINATION OPTION		40
35.1	Termination Option	40

ARTICLE XXXVI - EXPANSION OPTION		40
36.1	Expansion Option	40

ARTICLE XXXVII - PROPERTY MANAGER		41
37.1	Property Manager	41

EXHIBITS

A.	Leased Premises / Site Plan
B.	Legal Description of Land
C.	Work Letter Agreement
D.	Form of Acknowledgement of Rent Commencement Date
E.	Form of Subordination, Non-Disturbance and Attornment Agreement
F.	Cleaning Specifications

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into as of the 14th day of September, 2012 (the “Effective Date”), by and between QUATTRO INVESTMENT GROUP, L.P., a Pennsylvania limited partnership (“Landlord”), with its principal office located at 750 Holiday Drive, Pittsburgh, Pennsylvania 15220, and ANSYS, INC., a Delaware corporation (“Tenant”), with an address at 275 Technology Drive, Canonsburg, Pennsylvania 15317.

WITNESSETH:

In consideration of the foregoing and of the representations, warranties, covenants and conditions set forth herein, and intending to be legally bound hereby, Landlord and Tenant understand and agree as follows:

ARTICLE I

LEASED PREMISES

1.1 Demise. Commencing as of the Commencement Date (as hereinafter defined), Landlord hereby agrees to lease and demise to Tenant, and Tenant hereby agrees to take and hire from Landlord, upon the terms and conditions set forth in this Lease, the exclusive use of all that certain building to be built by Landlord and containing approximately 186,000 rentable square feet (the “Building”), situated on certain real property located in Cecil Township, Washington County, Pennsylvania (the “Land”), located in the Southpointe business park (“the Office Park”), together with all adjoining exterior loading, drive areas and parking, all as indicated on the preliminary site plan (“Site Plan”) attached hereto as Exhibit A and made a part of this Lease (the “Leased Premises”); provided, such Site Plan is subject to reasonable modification and revision, and Landlord and Tenant agree to finalize such Site Plan within sixty (60) days of the Effective Date. The Building and the Land on which it is to be situated, as described on Exhibit B to this Lease, are hereinafter collectively called the “Property.” Landlord reserves the uses of all portions of the Building beyond the interior surfaces of the walls, floor and ceiling of the Leased Premises, including without limitation the right therein to install, maintain, use, repair and replace pipes, ducts, conduits and wires in locations which will not materially interfere with Tenant’s use of the Leased Premises.

Landlord shall cause the rentable areas of the Building to be determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA Standard”). On or before the Possession Date, Landlord’s Architect shall provide Tenant written notice of the final field measurements of the Building. Tenant shall have the right, at its expense, exercisable within thirty (30) days after the Possession Date, to have its architect remeasure the rentable square feet of the Building (and Tenant will afford Landlord’s architect the opportunity to be present at the time of remeasurement) and to submit such remeasurement to Landlord. If Tenant disputes Landlord’s measurement, it shall give notice to Landlord to such effect within such thirty (30)-day period, which notice shall set forth Tenant’s calculation of rentable square feet. Tenant’s failure to give such notice within such thirty (30)-day period shall constitute a waiver of its rights under this Section. If Tenant gives such notice, then Landlord’s Architect (as defined in the Work Letter) and Tenant’s Architect (as defined in the Work Letter) shall promptly meet in an effort to resolve such dispute and, if they cannot do so within fifteen (15) days, they shall designate a third independent architectural firm which shall review the disputed measurements, conduct a remeasurement (if such firm deems such remeasurement necessary) and make a final, binding determination of the measurement. The fees and expenses of such third architect shall be shared equally by the parties. If such agreed upon remeasurement of the Building results in a measurement that is less than 183,000 rentable square feet, any payments due to Landlord from Tenant based upon the rentable square footage of the Building, including, without limitation payments of Rent or Additional Rent, shall be proportionally reduced to reflect the agreed upon number of rentable square feet. All determinations and redeterminations of rentable square feet made pursuant to this Section shall be in accordance with the BOMA Standard.

1.2 Landlord Improvements. Landlord shall, at is sole cost and expense, construct the Building and perform the work identified and/or defined as Landlord’s Work in the work letter attached hereto as Exhibit C and made a part of this Lease (the “Work Letter”). Upon Substantial Completion (as defined in the Work Letter) of Landlord’s Work and the Tenant Improvements (as hereinafter defined), Landlord shall notify Tenant in writing of such Substantial Completion as provided in the Work Letter and deliver possession of the Leased Premises to Tenant (the “Possession Date”). Subject to Force Majeure Delays and Tenant Delays, the Possession Date shall occur no later than October 1, 2014 (the “Target Possession Date”); provided, if Landlord, does not deliver possession of the Leased Premises to Tenant by the Target Possession Date as a result of any reason other than a Tenant Delay or Force Majeure Delay (as those terms are defined in the Work Letter), Tenant’s Rent (as hereinafter defined) shall be abated for a period of three (3) days for each day of such delay after the Target Possession Date without any extension of the Lease Term; provided, further, if the Possession Date has not occurred by December 1, 2014, as a result of any reason other than a Tenant Delay or Force Majeure Delay, (i) Tenant shall have the right to complete Landlord’s Work and the Tenant Improvements and offset the reasonable cost to perform Landlord’s Work against the first installments of Rent due hereunder and thereafter until Tenant’s costs have been recaptured, and (ii) Tenant’s Rent shall be abated for a period of six (6) days for each day of delay (to the extent caused by a Landlord Delay and not caused by a Tenant Delay or Force Majeure Delay) after December 1, 2014, without any extension of the Lease Term.

1.3 Tenant Improvements. On or before the Possession Date, Landlord shall Substantially Complete construction of the leasehold improvements within the Leased Premises identified and/or defined as Tenant Improvements in the Work Letter, using third-party contractors selected by Landlord following requests and submissions of written bids. The Tenant Improvements shall be constructed in accordance with the terms of the Work Letter.

ARTICLE II

LEASE TERM

2.1 Lease Term. The term of this Lease shall commence on the Commencement Date (as hereinafter defined) and shall expire one hundred eighty three (183) months thereafter, or, if the Commencement Date shall be other than the first (1st) day of a calendar month, such number of full calendar months after the Commencement Date (subject in either case to any extension as may be set forth in this Lease) (such term, as the same may from time to time be renewed or extended, shall hereinafter be referred to as the “Lease Term”).

2.2 Commencement Date. The “Commencement Date” shall mean the Possession Date. Landlord acknowledges that Tenant may perform a phased move-in to the Leased Premises over a six (6) to ten (10) week period following the Commencement Date; provided, Tenant shall not be obligated to pay any Annual Base Rent prior to the Rent Commencement Date (as hereinafter defined) regardless of when Tenant shall have occupied a majority of the Leased Premises for the purposes of conducting its business. Notwithstanding the foregoing, Tenant shall pay to Landlord as Additional Rent (as hereinafter defined) all Operating Costs (as hereinafter defined) and the cost of all utilities serving the Leased Premises from the later of (a) the Possession Date or (b) October 1, 2014, until the Rent Commencement Date, following which Tenant shall pay to Landlord any amounts required hereunder, including, without limitation, the Annual Base Rent as set forth in Section 3.1 herein. At such time as the Commencement Date shall have been established, the parties shall enter into an agreement confirming the same.

2.3 Tenant’s Termination Right. Subject to the terms set forth below, Tenant shall have the right to terminate the Lease if:

(a) Landlord shall not have secured financing for the construction of Landlord’s Work within two hundred seventy (270) days following the Effective Date and Landlord has delivered to Tenant evidence of the same that is reasonably acceptable to Tenant; or

(b) Landlord shall not have secured from applicable governmental authorities all approvals required for the commencement of Landlord’s Work within two hundred seventy (270) days following the Effective Date.

Subject to Force Majeure Delays and Tenant Delays, to the extent either (a) or (b) are not secured by each of the respective dates specified above, then Tenant will have the right and option, but no obligation, to terminate this Lease upon providing written notice to Landlord (herein a “Tenant Termination Notice”). To be effective, any such Termination Notice must be given within thirty (30) days following the applicable date set forth above. If the applicable condition(s) are not satisfied within ten (10) days following the receipt by Landlord of any such Tenant Termination Notice, then this Lease will terminate effective as the last day of such ten (10) day period. In the event of any such termination, neither party shall have any further liability hereunder, except as expressly set forth in this Section 2.3. If the applicable condition is satisfied before the expiration of that ten (10) day notice period, then the right to terminate with respect to the non-satisfaction of such condition shall be void and of no further force or effect.

2.4 Landlord’s Contingency. Subject to the terms set forth below, Landlord shall have the right to terminate the Lease if Landlord shall not have secured an option to purchase the Land from the Washington County Authority (the “Purchase Option”) on or before October 31, 2012. In the event of any such termination, neither party shall have any further liability hereunder.

ARTICLE III

RENT

3.1 Base Rent. “Annual Base Rent” shall be calculated based on the product of the rentable square footage of the Leased Premises as stated in Section 1.1 of this Lease multiplied by the rental rate set forth in the table below.

Lease Years	Rental Rate/RSF	Annual Base Rent	Monthly Installment
1 – 5	$23.00	$4,278,000.00	$356,500.00
6 – 10	$24.00	$4,464,000.00	$372,000.00
11 – 15	$25.00	$4,650,000.00	$387,500.00

On or before the Rent Commencement Date, to the extent the actual measurement of the Building results in a measurement that is less than 183,000 rentable square feet, the Annual Base Rent set forth in the above table shall be proportionately reduced to account for the actual rentable square footage of the Leased Premises as determined in accordance with the last paragraph of Section 1.1 herein, but in no event shall the Annual Base Rent be based upon a rentable square footage in excess of 186,000 rentable square feet.

“Aggregate Base Rent” for the Leased Premises for the Lease Term (exclusive of any renewals or extensions thereof, but subject to an adjustment of such amount if the Commencement Date shall be other than the first day of a calendar month as provided in Section 2.1 of this Lease) shall be Sixty Six Million Nine Hundred Sixty Thousand U.S. Dollars ($66,960,000.00). On or before the Rent Commencement Date, to the extent the actual measurement of the Building results in a measurement that is less than 183,000 rentable square feet the amount of the Aggregate Base Rent shall be proportionately reduced to account for the actual rentable square footage of the Leased Premises as determined in accordance with the last paragraph of Section 1.1 herein. Tenant shall pay to Landlord during the Lease Term Annual Base Rent in accordance with the above table, payable in equal monthly installments (also set forth in the table above), in advance, beginning on the Rent Commencement Date and continuing on the first (1st) day of each calendar month thereafter during the Lease Term; provided however, that the monthly installment of Annual Base Rent for the first full calendar month of the Lease Term shall be payable upon the execution of this Lease and Landlord shall credit such payment toward Tenant’s first monthly installment of Annual Base Rent payable hereunder. As used herein, the “Rent Commencement Date” is the later of (i) three (3) months following the Possession Date, or (ii) January 1, 2015; provided, however, that Tenant’s obligation to pay Rent as of the Rent Commencement Date shall at all times be subject to any abatement of Rent required by Section 1.2 herein. Promptly following the Commencement Date, Landlord and Tenant shall execute a letter documenting the Commencement Date, the Rent Commencement Date and certain other factual matters pertaining to this Lease in substantially the form attached hereto as Exhibit D. If the Rent Commencement Date shall be other than the first (1st) day of a calendar month, then the prorated monthly installment of Annual Base Rent for such partial calendar month shall be paid directly by Tenant from its other sources on the Rent Commencement Date and not from the monthly installment of

Annual Base Rent referred to above. Except as expressly provided otherwise, Aggregate Base Rent, Annual Base Rent and the monthly installments of Annual Base Rent shall be collectively referred to as “Rent” throughout this Lease.

Tenant acknowledges that Landlord does not invoice for Annual Base Rent, and Tenant agrees to timely pay all Rent without any statement, invoice, or reminder from Landlord. For this purpose, Tenant agrees to establish an automatic debit arrangement in order to electronically pay all installments of Annual Base Rent on or before the due date. Tenant shall provide written bank confirmation of such debit arrangement upon request by Landlord.

3.2 Payment of Increase in Real Estate Taxes. (a) Except as otherwise set forth in Section 3.3(a) below, from and after the later of (i) the Possession Date or (ii) October 1, 2014, Tenant agrees to pay Landlord, as Additional Rent, the amount, if any, by which Real Estate Taxes (as hereinafter defined) with respect to any calendar year in whole or in part within the Lease Term shall exceed $1.50 per rentable square foot of the Leased Premises (the “Real Estate Tax Stop”) (such excess amounts hereinafter called the “Increase in Real Estate Taxes”) incurred during the Lease Term. Tenant shall make payments with respect to Increases in Real Estate Taxes within twenty (20) days after Landlord’s delivery of a statement to Tenant relating to such Increase in Real Estate Taxes. If any Real Estate Taxes shall relate to periods both within and outside the Lease Term, then the Real Estate Taxes shall be prorated accordingly.

(b) “Real Estate Taxes” shall include all taxes and assessments of public authorities and governmental bodies, whether general or special, ordinary or extraordinary, which shall or may be assessed, levied, charged or imposed upon the Property or against Landlord as owner thereof or otherwise, including any assessments for public improvements or otherwise, any excise taxes, gross receipts taxes, business privilege taxes, sales taxes or other taxes, fees or charges, however described and whether or not now in the contemplation of the parties, which may be levied or assessed by the United States of America, the Commonwealth of Pennsylvania, or any political subdivision, public corporation, district, authority or other political body or entity against Landlord or the Property or the rents, issues or profits thereof or the use or occupancy of the Property, all payments in lieu of any such taxes, assessments, fees or charges, and shall also include any other taxes, assessments, fees and charges that may be levied, assessed, charged or made in substitution in whole or in part for any other Real Estate Taxes. Real Estate Taxes shall also include reasonable legal and other fees, costs and disbursements incurred in connection with any proceedings or negotiations to contest, determine or reduce any Real Estate Taxes. Real Estate Taxes shall not include realty transfer, inheritance, estate or capital stock taxes or net income taxes measured by the net income of Landlord from all sources, except to the extent that, in any such case, such tax shall be levied or assessed in substitution in whole or in part for any other Real Estate Taxes then existing. Real Estate Taxes shall be payable based on the fiscal year of the governmental body or authority imposing such Real Estate Taxes. Real Estate Taxes payable in the calendar years in which the Lease Term shall commence or expire shall be prorated by taking into account the portion of such calendar year within the Lease Term. If the Property shall not be separately assessed for such purposes, then Landlord shall be entitled, in such manner as Landlord may reasonably and in good faith determine, to allocate the Real Estate Taxes between the Property and other portions of the real property which are the subject of the Real Estate Taxes.

3.3 Payment of Increase in Operating Costs. (a) Except as otherwise set forth below, from and after the later of (i) the Possession Date or (ii) October 1, 2014, Tenant agrees to pay Landlord, as Additional Rent, the amount, if any, by which Operating Costs (as hereinafter defined) with respect to any calendar year in whole or in part within the Lease Term shall exceed $4.50 per rentable square foot of the Leased Premises (the “Operating Cost Stop”) (such excess amounts hereinafter called “Increase in Operating Costs”). Tenant shall make payments with respect to Increase in Operating Costs within thirty (30) days after Landlord’s delivery of a statement to Tenant relating to any such Increase in Operating Costs. If any Operating Costs shall relate to periods both within and outside the Lease Term, then the Operating Costs shall be prorated accordingly. Notwithstanding the foregoing, from and after the later of (1) the Possession Date or (2) October 1, 2014, and continuing until the date when (y) Real Estate Taxes with respect to any calendar year in whole or in part within the Lease Term equal or exceed the Real Estate Tax Stop, and (z) Operating Expenses with respect to any calendar year in whole or in part within the Lease Term equal or exceed the Operating Cost Stop, Tenant agrees to pay Landlord, as Additional Rent, the amount, if any, by which Real Estate Taxes and Operating Costs with respect to any calendar year in whole or in part within the Lease Term collectively exceed $6.00 per rentable square foot of the Leased Premises (such excess amounts hereinafter called the “Increase in Expenses”) incurred during the Lease Term. Tenant shall make payments with respect to Increase in Expenses within thirty (30) days after Landlord’s delivery of a statement to Tenant relating to any such Increase in Expenses.

(b) “Operating Costs”, subject to the exclusions set forth in subsection (c) below, shall include all costs incurred by Landlord in connection with the maintenance, repair, replacement, management, security, operation and ownership of the Property, including, without limitation, and by way of example (i) all costs of snow and ice removal, striping, sweeping, sealing, repairing and replacing all driveways, parking areas, curbing, sidewalks and other portions of the Property; (ii) all costs of maintenance, repair and replacement of exterior lighting facilities and equipment, and all costs of supplying bulbs and ballasts (material only) for interior light fixtures; (iii) all costs of lawn and garden maintenance, including cutting, trimming, planting and replacement of lawns, shrubbery and other vegetation; (iv) the costs and charges for all utility and other services furnished to the Leased Premises and other portions of the Property, including without limitation water and sewage (provided that, Operating Costs shall not include the cost of utilities separately metered to measure Tenant’s usage thereof (i.e. electricity)); (v) all costs of trash and rubbish removal; (vi) all costs of pest control and extermination; (vii) all costs of maintaining and inspecting fire extinguishers, smoke and fire detectors, which are furnished by Landlord; (viii) all costs of maintaining, repairing and cleaning the exterior side of the perimeter windows; (ix) all costs of Property supplies, (x) all wages, salaries and other labor costs, including taxes, insurance and benefits, of employees of Landlord and its affiliates directly involved in the maintenance and management of the Property, including all costs of maintenance and field management; (xi) the cost of insurance which Landlord may carry from time to time with respect to the Property or any portion thereof or any activities thereon or related thereto, including, without limitation, casualty, liability and property damage, business interruption, rent loss and other insurance, provided that such insurance is commercially reasonable and consistent with standard practices for class A office buildings in the commercial real estate industry in the Pittsburgh, Pennsylvania region; and (xii) all charges allocated to the Property and payable pursuant to any covenants, easements or restrictions now or hereafter encumbering the Property or payable to any association of owners of property which now or hereafter includes the Property, including without limitation, all costs and charges payable pursuant to the terms of those certain Declaration of Covenants, Easements, Conditions, and Restrictions Governing the Office Park, as the same may be amended from time to time (all such covenants, easements and restrictions hereinafter collectively called the “Covenants”).

(d) “Operating Costs” shall not include the following items:

(i) Capital expenditures, including, without limitation, any capital replacement, capital repair or capital improvement made to the Building or the Land and any other expense which would be deemed to be a capital expenditure under generally accepted accounting principles, consistently applied (collectively, “Capital Expenditures”). Additionally, replacement of an item or of a major component of an item and major repairs to such items in lieu of replacement shall each be considered a Capital Expenditure if the original item or a subsequent improvement to such item was, or could have been, capitalized. For purposes of this subsection (i), a group of Capital Expenditures related to the same capital project shall be considered a single Capital Expenditure. Notwithstanding the foregoing, Capital Expenditures of $10,000.00 or less may be included in Operating Costs;

(ii) Depreciation or amortization of the Building or its contents or components;

(iii) Expenses for the preparation of space or other work which Landlord performs for any tenant or prospective tenant of the Building;

(iv) Expenses for repairs or other work which is caused by fire, windstorm, casualty or any other occurrence insured by Landlord, except for costs subject to Landlord’s insurance deductible;

(v) Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses for leasing or obtaining new tenants, advertising or promotion;

(vi) Legal expenses incurred in enforcing the terms of any lease;

(vii) Interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Land or the Building;

(viii) Expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty;

(ix) The cost of any item or service which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more tenants of the Building, other than Tenant, whether or not Landlord is reimbursed by such other tenant(s). This category shall include the actual cost of any special electrical, heating, ventilation or air conditioning required by any tenant that exceeds normal building standards or is required during times other than the Business Hours (as hereinafter defined);

(x) Accounting and legal fees relating to the ownership, construction, leasing, sale or any litigation relating to the Building or the Land;

(xi) Any interest or penalty incurred due to the late payment of any Building Operating Cost;

(xii) Any amount paid to an entity or individual related to Landlord which exceeds the amount which would be paid for similar goods or services on an arms-length basis between unrelated parties;

(xiii) The cost of correcting defects in the construction of the Building or the Land; provided, repairs resulting from ordinary wear and tear shall not be deemed to be defects;

(xiv) The initial cost of tools and small equipment used in the operation and maintenance of the Building and the Land;

(xv) The initial cost of any initial landscaping, or the regular landscaping maintenance for any property other than the Land;

(xvi) Any costs of complying with any Applicable Laws (as hereinafter defined) or other requirements applicable to the Land, the Building or the Leased Premises, except for any costs of complying with the Covenants;

(xvii) Any ground rent, air space rent or other rent incurred for the Land;

(xviii) The cost of correcting any applicable building or fire code violation(s) or violations of any other applicable law relating to the Building or the Land (but only to the extent the Building did not comply as of the Possession Date), or the cost of any penalty or fine incurred for non-compliance with the same;

(xix) Any costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy Hazardous Substances (as hereinafter defined), or asbestos containing materials from the Building or the Land, including any damages or future claims asserted against Landlord in connection with the same, so long as the presence of such Hazardous Substances was not caused by the act or omission of Tenant or its agents;

(xx) Any personal property taxes of the Landlord for equipment or items not used directly in the operation or maintenance of the Building;

(xxi) Unless otherwise specifically enumerated as an Operating Cost, any expenditures pertaining to the administration of the Building and the Land, including payroll and payroll-related expenses associated with administrative and clerical personnel, general office expenditures and other administrative expenditures (including, without limitation, expenditures for travel, entertainment, dues, subscriptions, donations, data processing, errors and omissions insurance, automobile allowances, charitable contributions, political donations and professional fees of any kind);

(xxii) Rentals and other related expenses, if any, incurred in leasing capital items;

(xxiii) Any costs or expenses for sculpture, paintings, or other works of art, including, without limitation, costs incurred with respect to the purchase, ownership, leasing, repair, and/or maintenance of such works of art;

(xxiv) Contributions to Building Operating Cost reserves;

(xxv) The cost of overtime or other expense to Landlord in performing work expressly provided in this Lease to be borne at Landlord’s expense unless requested or caused by Tenant;

(xxvi) All expenses directly resulting from the gross negligence or willful misconduct of the Landlord, its agents, servants or other employees;

(xxvii) All bad debt loss, rent loss, or reserve for bad debt or rent loss;

(xxviii) Any other cost or expense which, under generally accepted accounting principles consistently applied would not be considered to be an Operating Cost of the Building; and

(xxix) The cost of facility management services of a quality found in the general Pittsburgh market area for class A office properties.

(e) If the last calendar year shall be only partially within the Lease Term, then Tenant’s obligation for Operating Costs for such calendar year shall be based on Landlord’s good faith estimate of Tenant’s obligation for such final calendar year of the Lease Term, and Tenant shall pay, within thirty (30) days after Landlord’s delivery of a statement thereof to Tenant, such Operating Costs based on such estimate. Any deficiency or excess in payments made by Tenant with respect to such Operating Cost calendar year shall be paid by or refunded to Tenant, as applicable, within thirty (30) days after Landlord shall have sent to Tenant an itemized statement setting forth the actual amount of such Operating Costs payable by Tenant.

3.4 Monthly Installments. (a) Landlord will require Tenant to pay monthly installments of the Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable. Such monthly installments shall be equal to Landlord’s estimate from time to time of one-twelfth (1/12) of annual Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, provided that if Landlord shall at any time or from time to time estimate that the (i) Increase in Expenses, or (ii) Increase in Real Estate Taxes or Increase in Operating Costs, or both, may exceed the monthly installments paid or to be paid on account thereof, Landlord shall be entitled, by notice to Tenant, to increase the amount of such monthly installments to such amount as Landlord shall determine to allow Landlord to pay (y) Increase in Expenses, or (z) Increase in Real Estate Taxes or Increase in Operating Costs, or both, when due from such installments paid by Tenant. It is understood that any such increased amount required to be paid by Tenant may include a lump sum payment to account for the deficiency of any prior monthly estimated payments by reason of such revised estimate. Monthly installments of the Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, shall be paid with each monthly installment of Annual Base Rent.

(b) Within ninety (90) days after the end of each calendar year during the Lease Term, Landlord shall use commercially reasonable efforts to furnish to Tenant an itemized statement setting forth the actual amount of Real Estate Taxes and Operating Costs, as applicable, for said calendar year, as compared to the estimated payments made by Tenant during the course of said year. If the actual amount of Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, for said calendar year shall be greater than the estimated amounts paid by Tenant with respect thereto, Tenant shall reimburse Landlord for such excess within thirty (30) days after demand as Additional Rent. If the actual amount of Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, for said calendar year shall be less than the estimated amounts paid by Tenant, Landlord shall credit such excess against the next required payments of the Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, due prospectively (or, if at the end of the Lease Term, Landlord shall reimburse such amount to Tenant, subject to any claims that Landlord may have against Tenant). Landlord’s failure to deliver any statement of Real Estate Taxes or Operating Costs on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render such a statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of any such statement prejudice Landlord’s right to thereafter deliver a corrected statement for that calendar year; provided, that Tenant will not be responsible for any portion of Real Estate Taxes or Operating Expenses for which Landlord has not presented Tenant with a statement within two (2) years following the calendar year during which such Real Estate Taxes or Operating Expenses were incurred.

3.5 Right to Audit. Tenant shall have the right to dispute any such statement submitted by Landlord to Tenant relating to the payment of the Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, including the accuracy thereof and the method of calculating the same, but only if (a) within twelve (12) months after Tenant’s receipt of such statement, Tenant shall have notified Landlord in writing of the nature of the dispute, specifying the particular respects in which the statement is claimed to be incorrect, and (b) Tenant shall have paid the statement so in dispute. In such event, Tenant shall have the right, at its own expense, to inspect and/or audit Landlord’s books and records with respect to the statement in question for a period of twelve (12) months commencing ten (10) days after Tenant’s delivery of such notice to Landlord. Such inspection or audit shall be conducted, upon reasonable prior notice, at Landlord’s office at a time reasonably convenient to Landlord and Tenant during normal business hours. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses or Real Estate Taxes for the subject calendar year by more than five percent (5%), in which case Landlord shall reimburse Tenant for all costs and expenses of the audit within thirty (30) days of Tenant’s demand for the same; provided, Landlord’s reimbursement obligation hereunder shall be limited to the costs and expenses of an audit conducted by an independent, certified public accountant paid on an hourly basis and not for the costs and expenses of any services provided on a contingency fee basis. Each statement given by Landlord in connection with this Lease shall be conclusive and binding upon Tenant unless Tenant shall have strictly and timely complied with the foregoing conditions, without any extension of such time period which may otherwise be permitted by any other terms of this Lease.

3.6 Proration and Payment of Rent. If the Rent Commencement Date shall be other than the first (1st) day of a calendar month, then the Annual Base Rent for the calendar month in which the Rent Commencement Date shall occur shall be prorated based on the portion of such calendar month contained within the Lease Term. All Rent and Additional Rent shall be payable to Landlord in U.S. Dollars at the address of Landlord set forth in this Lease (or at such other address as may be designated by Landlord by notice to Tenant). All Rent and Additional Rent shall be payable without any abatement, set-off or deduction, except as may be expressly authorized by the other terms of this Lease. The covenants of Tenant to pay Rent, Additional Rent or any other sum under this Lease and to perform all other obligations under this Lease are deemed to be independent of any term, covenant, warranty, representation or other undertaking of Landlord under this Lease or otherwise.

3.7 Late Payment. In the event that any Rent or Additional Rent shall remain unpaid after the date when such payment shall have become due (irrespective of any grace period which may be set forth elsewhere in this Lease as a condition to the occurrence of a default hereunder), Tenant shall pay to Landlord, as Additional Rent, a late fee of five-percent (5%) of the amount so due, which amount the parties agree is a reasonable charge for the additional administrative costs required of Landlord by reason of such late payment; provided, however, that notwithstanding the foregoing, no such late fee shall be imposed in any calendar year unless Tenant shall have failed to make two (2) payments of Rent or Additional Rent on or before the date when due during such calendar year.

3.8 Security Deposit. INTENTIONALLY OMITTED.

ARTICLE IV

USE AND OCCUPANCY OF LEASED PREMISES

4.1 Use of Leased Premises. (a) Tenant shall use and permit the use of the Leased Premises solely for office uses, subject in all events to the terms of this Lease, the Covenants and any zoning or other governmental restrictions and regulations (the “Permitted Use”).

(b) Tenant covenants, warrants and represents to Landlord that the Permitted Use does not and will not involve the creation, generation, disposal or discharge of Hazardous Substances (as defined below), loud noises, obnoxious odors, skin or eye irritants, noxious gasses, excessive dust or other particulate, or any other condition or occurrence which would be considered to be a nuisance to occupants of the Building or any other property of Landlord or a danger to persons or property.

(c) Tenant shall comply, and shall require all of its subtenants and its and their respective contractors, subcontractors, licensees and invitees, and the agents and employees of the foregoing, to materially comply, at all times with the Covenants, with all governmental laws, statutes, ordinances, rules, and regulations, as the same may be amended from time to time (“Applicable Laws”) relating to the use or occupancy of the Leased Premises or the Property or pertaining to any conduct or activity within the Leased Premises or the Property, and with such rules and regulations as Landlord may from time to time publish with respect to use and occupancy by its tenants.

(d) In the event that Tenant shall be required to obtain any permits relating to the use of the Leased Premises, Tenant shall be responsible to obtain the same and shall pay the cost thereof unless obtaining any such permits is expressly an obligation of Landlord pursuant to the terms and conditions of the Work Letter.

(e) Subject to Landlord’s obligation to construct the Leased Premises in accordance with the Work Letter, if Tenant shall install any electrical equipment which overloads, or in the reasonable judgment of an independent third party electrical engineer may overload, any of the electrical lines in the Leased Premises or any other portion of the Property, or which causes, or in the reasonable judgment of an independent third party electrical engineer may cause, any surge or disruption of the Property’s electrical service, Tenant shall, at Tenant’s sole expense, make whatever changes are necessary to comply with the reasonable requirements of Landlord, its insurance company or governmental authorities.

4.2 Vehicles. (a) Permitted Vehicles (as hereinafter defined) may be parked only in the striped areas provided in the parking area of the Property, and on no other property of Landlord, subject to such reasonable parking regulations as Landlord may from time to time adopt. No other vehicles shall be parked in or about the Property or any other property of Landlord. Storage of any vehicles on the Property or any other property of Landlord is strictly prohibited. “Permitted Vehicles” shall mean (i) only vehicles of Tenant and its employees, permitted visitors and business invitees as may be necessary and appropriate to the conduct of Tenant’s normal business operations in the Leased Premises and (ii) vehicles owned by Tenant or Tenant’s employees that are parked on the Property (whether during normal business hours or outside of normal business hours). Permitted Vehicles shall not include inoperable, uninspected or unregistered vehicles, or tractor-trailers, large trucks or vans except for such time as Tenant allows to load or unload the same. Entrances and disembarking lanes shall not be obstructed and “no parking” areas and designated “handicapped spaces” shall be observed at all times. Employees shall not park in “visitor spaces”. Tenant shall not use any area or space for the purpose of washing, servicing, or making repairs of any nature to any vehicles. Driving of any vehicle on the lawn areas is prohibited. Landlord may (A) after giving two (2) days prior written notice to Tenant, tow or remove from the Property or any other property of Landlord any vehicles that are not Permitted Vehicles or any vehicles in violation of the foregoing, and (Bi) without notice, tow or remove from the Property or any other property of Landlord any Permitted Vehicles to the extent that there shall be Permitted Vehicles on the Property exceeding the maximum number thereof established by the terms of this Lease or otherwise violating any regulations from time to time published by Landlord.

(b) Irrespective of any negligence or other fault of Landlord, Landlord assumes no responsibility or liability whatever to Tenant or of any of its subtenants or its or their respective contractors, subcontractors, licensees and invitees, or the agents and employees of the foregoing for the loss of or damage to any automobile while parked on the Property or any other property of Landlord, and, except to the extent of the gross negligence or willful misconduct of Landlord, Tenant shall indemnify, defend and hold Landlord harmless from and against all liability, damages, costs and expenses which Landlord may incur and all claims which may be made against Landlord relating to any violation of this Section or the exercise of any rights of Landlord pursuant to this Section, including towing and storage charges and attorneys’ fees.

(c) Tenant shall be responsible to advise all of its subtenants and its and their respective contractors, subcontractors, licensees and invitees, and the agents and employees of the foregoing, of all requirements, rights and limitations of Landlord’s liability set forth in this Section, and shall indemnify, defend and hold Landlord harmless from and against any liability, damages, costs and expenses which Landlord may incur and which is not to be Landlord’s responsibility pursuant to this Section.

(d) Landlord represents and warrants to Tenant that as of the Possession Date and throughout the Lease Term, the Property will contain parking sufficient for five (5) Permitted Vehicles per one thousand (1,000) rentable square feet of space in the Leased Premises.

4.3 Compliance with Insurance. Tenant agrees not to use or occupy, or suffer or permit to be used or occupied, the Leased Premises or any other part of the Property in any manner reasonably deemed by Landlord or its insurance company to be an unreasonable fire or safety hazard. If Tenant’s use or occupancy shall cause an increase in the cost to Landlord of any insurance over and above the normal cost of such insurance for the type and location of the Building, Tenant shall, as Additional Rent, reimburse Landlord for such excess cost, and Tenant shall discontinue any use or occupancy (including the removal of equipment or materials) which shall have resulted in the increase of the cost of said insurance to Landlord, unless Landlord shall thereafter consent to such use in writing.

4.4 Hazardous Substances. (a) Tenant agrees not to, and shall cause all of its subtenants and its or their respective contractors, subcontractors, licensees and invitees, and all agents and employees of any of the foregoing not to, store, produce or permit any “Hazardous Substances” on or about the Property or other property of Landlord except in accordance with Applicable Law. “Hazardous Substances” shall mean asbestos, asbestos-containing materials, polychlorinated biphenyls, mercury, lead, lead-based paint, chlorofluorocarbons, petroleum-based products, petroleum byproducts, explosives and other substances regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or any other federal, state or local laws, rules, regulations or ordinances relating to the regulation of toxic or hazardous materials or otherwise to the environment, all as the same may have heretofore been or may hereafter be amended. Tenant shall indemnify, defend and hold Landlord harmless against and from any expense for the cost of clean-up or removal and from any liability, damage, claim, cost or expense whatsoever (including attorneys’ fees) resulting from the use, disposal, disposition, spillage, storage or transport of Hazardous Substances by Tenant or any of its subtenants, or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing. In the event that Tenant shall fail to comply with this Section, then in addition to any other rights and remedies Landlord may have, Tenant shall bear the entire expense of clean-up or removal thereof, and shall promptly commence and diligently prosecute to completion such clean-up or removal of all such Hazardous Substances. Landlord may, but shall not be obligated to, commence and complete such clean-up and removal irrespective of any actions taken or intended to be taken by Tenant or any other party, and Landlord may charge Tenant, as Additional Rent, for the entire cost and expense thereof, which shall be payable on demand.

(b) Landlord covenants, represents and warrants to Tenant that as of the Possession Date, the Property shall not contain any Hazardous Substances (defined below) in violation of any Applicable Laws and that any costs for removal of Hazardous Substances necessary to comply with the forgoing shall be the sole responsibility of Landlord.

4.5 Animals. No animals, birds, pets or reptiles of any kind shall be permitted, brought or kept in or about the Property.

4.6 Trash Storage and Removal. Tenant shall store all rubbish, trash, garbage, discarded containers, materials or equipment, and other refuse in appropriate containers while awaiting its removal. Such removal and transfer shall only be to storage areas designated by Landlord. Tenant shall place recyclable trash in designated bins. If Tenant requires trash removal in excess of tenants of similar-sized Class A office buildings within the Pittsburgh market, as determined by Landlord in its reasonable discretion, Landlord reserves the right to demand reimbursement of the cost thereof and the same shall be considered Additional Rent and shall be payable on demand.

4.7 Obstructions. Tenant shall not obstruct any sidewalks, common areas, driveways and parking areas in or on the Property. Tenant shall not place, sell or display merchandise on the sidewalks, windows, windowsills, common areas, driveways or parking areas in or on the Property. Tenant shall not place, store or stage any inventory, supplies, pallets, trash or other items or materials in the parking lot or any other area outside of the Leased Premises. OUTSIDE STORAGE OR STAGING IS STRICTLY PROHIBITED.

4.8 Access to Roof; Roof Equipment. Tenant shall not allow anyone to go on the roof of the Building for any reason unless having first received written approval from Landlord; provided, Tenant shall have the right, at its own cost and expense, to have a contractor designated by Landlord, charging commercially reasonable rates in the Pittsburgh, Pennsylvania region, install (a) satellite communication dishes/antennae and related equipment at the Leased Premises, including cables from the exterior of the Leased Premises to equipment inside the Leased Premises; (b) supplemental HVAC units and related equipment and (c) additional utility systems and related equipment (the foregoing items (a) through (c) are collectively referred to as the “Roof Equipment”) for use by Tenant exclusively in connection with Tenant’s business, in compliance with plans and specifications which shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. No additional charge shall be imposed by Landlord in connection with Tenant’s installation and operation of the Roof Equipment (provided, however, that Tenant shall be solely responsible for any increased roof maintenance or repair costs arising in connection with the installation, operation or removal of any Roof Equipment). Except in connection with the Landlord Improvements and the Tenant Improvements, it is understood and agreed that Landlord is not obligated to incur any cost or make any structural or other alterations, additions, or improvements in or to the Leased Premises or the Building in connection with Tenant’s installation of any such Roof Equipment, and the area where the equipment will be located shall be delivered to Tenant in an “as-is, where-is” condition. Tenant covenants that the Roof Equipment will be installed in accordance with the provisions of Section 6.2 herein and will comply with all applicable legal requirements and the Covenants. Tenant shall comply with the terms of any roof warranty applicable to the Building. Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that any Roof Equipment is properly secured so as to withstand snow and wind. The Roof Equipment shall remain the property of Tenant and, upon expiration of this Lease, Tenant shall remove the Roof Equipment and all related equipment and repair the Leased Premises and the roof of the Building to its original condition, normal wear and tear excepted. Tenant shall indemnify and hold Landlord harmless against and from any losses, damages, costs and expenses which Landlord may incur by reason of any damage to the roof or any other property by any such person or by reason of any loss or claim of loss of any roof warranty based in whole or in part by reason of Tenant’s installation, operation, repair or maintenance of such Roof Equipment or other violation of this subsection.

4.9 Injurious Conduct. Tenant shall not advertise sales nor use or permit the Leased Premises to be used in any way which, in Landlord’s good faith judgment, may injure the reputation of Landlord or any of its tenants, or of the Office Park, or which may be a nuisance, annoyance, inconvenience or damage to Landlord or to other tenants of such Office Park, the Property or the neighborhood, or which, in Landlord’s good faith judgment, may interfere with the use and enjoyment of other tenants of Landlord or violate the terms of such tenants’ leases.

4.10 Walls, Etc. The walls, partitions, skylights, windows, doors and transoms that reflect or admit light into the Leased Premises shall not be covered or obstructed with anything other than window treatments approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

4.11 Plumbing Fixtures. The toilet rooms, water-closets, sinks, water coolers, other water apparatus and the Building’s heating, plumbing, ventilation, electrical and air conditioning systems shall not be used for any purposes other than those for which they were constructed or intended, and no sweepings, rubbish, or refuse shall be thrown or placed therein.

4.12 Visibility. Except as may otherwise be provided in Section 12.1 of this Lease, Tenant shall not place anything on the outside of the Building or Leased Premises or otherwise in a location visible from outside the Building or Leased Premises.

4.13 Offensive or Dangerous Articles. Tenant shall not keep or conduct in, on, or about the Leased Premises or any other portion of the Property any article or activity which, in Landlord’s reasonable judgment, has or causes an offensive odor or noise, is of an explosive, dangerous or hazardous nature, has any other adverse impact on the appearance, safety, value or operation of the Property, or has an adverse impact on the use or enjoyment of the Property by any other tenant or occupant of any portion of the Property, without the prior express written consent of Landlord, which shall not be unreasonably withheld. Landlord reserves the right to prohibit any form of smoking or other use of tobacco products in or on any portion of the

Property, including the Leased Premises, and may in its sole discretion designate areas of the Property where such activities, if permitted at all, shall be conducted. Tenant shall police any such activity so that no debris, trash or stains are caused by any smoking or other use of tobacco products by any licensees, invitees, contractors or subcontractors of Tenant or any of its subtenants or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing, and Tenant shall promptly clean up any litter or debris, including cigarette butts and ashes, in such areas.

4.14 Building Keys. Tenant shall return all access cards and keys for the Building, Leased Premises and mailbox promptly upon the expiration or other termination of the Lease Term. Promptly following the Possession Date, Tenant shall deliver to Landlord copies of all keys and electronic keys or security pass codes necessary to access the Building, for Landlord’s use in accordance with Section 7.1 below. Landlord shall not be responsible to provide security for interior doors or elevators or other portions of the Building interior. Landlord does not maintain interior door keys and is not responsible for lock-out. Landlord assumes no liability for Building security (interior or exterior or of the surrounding grounds) other than to, at request of Tenant, engage a security service to maintain the restricted access system, and Tenant agrees to look to the security system service provider for any loss or damage, except to the extent such losses or damage are caused by Landlord’s gross negligence or willful misconduct.

4.15 Americans with Disabilities Act. The Building and the Leased Premises shall materially comply with all requirements of the Americans with Disability Act (“ADA”) as of the Possession Date. Tenant shall be responsible for ensuring that the Leased Premises is ADA compliant throughout the Lease Term. The Tenant shall be responsible, at its sole effort and expense, that any changes it desires to make to the Leased Premises are ADA compliant.

4.16 Violation of Article. In the event that Tenant shall be in violation of any provision of this Article, Tenant shall immediately cease and desist from any such conduct and correct any such violation. Tenant shall indemnify and hold Landlord harmless against and from any losses, damages, costs and expenses which Landlord may incur by reason of any violation of any provision of this Article, including without limitation any consequential damages which Landlord may incur, such as any loss or claim of loss of any roof warranty, any claims made by other tenants or other licensees, invitees or other occupants of the Property, and any loss of other prospective tenants of the Property.

ARTICLE V

MAINTENANCE AND REPAIRS

5.1 Tenant’s Maintenance. Prior to taking any action to perform any work (other than work costing less than Twenty-Five Thousand Dollars ($25,000.00) and which does not affect the heating, ventilating, air conditioning, lighting, electrical, plumbing, gas, water supply, and/or sewer systems (collectively, the “Mechanical and Utility Systems”)), Tenant shall notify Landlord of the need therefor and Tenant shall not take any such action unless thereafter: (i) Tenant is specifically authorized by notice from Landlord to do so, or (ii) Landlord does not perform such work in a commercially reasonable time. Notwithstanding anything to the contrary contained herein, Landlord reserves the right to perform, at Tenant’s cost and expense, any of such replacement, maintenance and repair, irrespective of having received a notice thereof from Tenant.

5.2 Landlord’s Maintenance.

(a) Landlord, as an Operating Cost, shall at all times maintain the Leased Premises in clean and sanitary order, condition and repair. Tenant shall be responsible for the cost of any maintenance, repairs and replacements necessitated by any misuse of any portion of the Property by Tenant or any of its subtenants or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing. Tenant shall be solely responsible, at its own cost, to repair and maintain the Roof Equipment and the back-up generator that shall be included as part of the Tenant Improvements, if so requested by Tenant (subject to Landlord’s approval of the location for said generator, which shall not be unreasonably withheld, conditioned or delayed) (the “Back-Up Generator”), and to replace, with materials supplied by Landlord as part of Operating Costs, all interior electric bulbs, ballasts and fluorescent tubes for the Leased Premises. All contractors and subcontractors performing any work within the Leased Premises and/or with respect to the Roof Equipment and the Back-Up Generator shall be subject to the prior written approval of Landlord in its sole discretion.

(b) Landlord shall maintain and repair the exterior walls, roof, structural portions and common areas of the Building and the Building systems, including but not limited to the electrical, plumbing or HVAC systems, unless such maintenance or repairs shall have been necessitated by the improper use by, or negligence of, Tenant or any of its subtenants or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing.

ARTICLE VI

ALTERATIONS AND ADDITIONS TO THE LEASED PREMISES

6.1 Alterations and Additions. (a) Tenant shall not add partitions or ceilings, do any painting, make modifications to concrete floors, alter, remove or replace doors, alter or add any lighting or do any electrical, mechanical or plumbing work, or make any other alterations or additions to the Leased Premises without the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided however, that Tenant, upon providing prior written notice to Landlord, may make non-structural alterations to the Leased Premises that do not affect the Mechanical and Utility Systems to the extent that the cost of such alterations does not exceed Twenty-Five Thousand Dollars ($25,000.00). No such work with costs in excess of Twenty-Five Thousand Dollars ($25,000.00) shall be performed unless and until Landlord shall have approved all plans and specifications therefor. The contractors performing any non-structural alterations to the Leased Premises that do not affect the Mechanical and Utility Systems shall be selected by Tenant but subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. All such alterations and additions, if agreed to, shall be made in accordance with all Applicable Laws and shall remain for the benefit of Landlord after the Lease Term unless Landlord shall direct that the same be removed, in which event Tenant shall remove the same and restore the Leased Premises to its original condition. All contractors and subcontractors performing any such work or providing any materials, supplies or equipment therefor shall be subject to the prior written approval of Landlord in its reasonable discretion and, unless Landlord shall otherwise agree, shall be selected from Landlord’s list of approved contractors in effect from time to time. Tenant acknowledges and agrees that any approval which Landlord may give with respect to any work to be performed by or on behalf of Tenant under this Section or any other provision of this Lease, or with respect to any contractors or subcontractors to perform the same, or with respect to any plans or specifications related thereto shall be solely for Landlord’s own protection and shall not be construed to provide any warranty, representation or other assurance of any kind as to the adequacy, quality or legality thereof or as to any other matter whatsoever, and Tenant shall be solely responsible for such matters and shall indemnify, defend and hold Landlord harmless from and against all liability, damage, loss, claims, cost and expense (including attorneys’ fees) relating to any such work or other matters. Tenant shall reimburse Landlord for the actual, out-of-pocket costs and expenses of inspecting any such alterations and additions.

(b) All alterations or additions shall be made in a proper and workmanlike manner and with the use of only first class materials. Tenant agrees to fully pay for same and to indemnify, defend and hold Landlord harmless from all expenses, liens, claims or damages to persons or property arising therefrom or related thereto.

(c) Tenant shall cause all contractors performing any work with respect to the Leased Premises to maintain contractor’s liability insurance in a commercially reasonable amount which Landlord shall designate, with an insurer that Landlord shall approve, and naming Landlord as an additional insured. Prior to the performance of any such work, Tenant shall obtain from Landlord the required amount of such insurance and shall deliver to Landlord such evidence thereof as Landlord may reasonably require.

(d) Tenant acknowledges and agrees that the Leased Premises, upon the completion of any work required to be performed by Landlord prior to the Possession Date (providing the same is completed substantially in accordance with this Lease and the Work Letter) but subject to completion of any Punchlist Work (as defined in the Work Letter), shall adequately fulfill Tenant’s requirements, and in no event shall Tenant have any right to require any alterations or additions to the Leased Premises or other portions of the Property, including by reason of any change in the number of occupants, any other change in the method of Tenant’s use of the Leased Premises or the Property, or any change in applicable legal requirements.

6.2 Electronic Equipment. If Tenant shall introduce electronic equipment into the Building (including, but not limited to, the Roof Equipment, normal office equipment or other equipment for the purpose of transmitting via satellite or other means of analog or digital signals) Tenant shall provide upon request sufficient detail to ascertain that such equipment shall not be installed in a manner that will adversely affect other tenants of the Property or the Office Park. Tenant shall be responsible to provide all FCC licensing and compliance with any Federal, State or local requirements regarding such equipment. Such placement or installation shall comply with all existing or future fire codes and other rules and regulations of public authorities have jurisdiction thereof. Landlord shall have the right to approve cable routes within the Leased Premises, which approval shall not be unreasonably withheld, conditioned or delayed. Should

Tenant not follow the approved cable routes, designated electric lines and generally accepted engineering practices in the connection of such equipment, Landlord may require the relocation, removal or rearrangement of any wires, cables and other equipment, and in the event the electronic equipment shall interfere with or disrupt service to the Property, then in addition to all other rights and remedies Landlord may have, Landlord may require the placement and use of electrical protecting devices to prevent the transmission of excessive currents or draw of excessive voltage of electricity into, from, or through the Property, or to avoid damage or limitation of source to any other part of the Property. Such relocation, removal or rearrangement, and such placement and use or equipment installation, shall be at the sole expense of Tenant. Any connections to electrical distribution panels made at the request of Tenant within the space shall be clearly marked with the designation of the use and its location. If Tenant shall install any electrical equipment which overloads, or in Landlord’s reasonable judgment may overload, any of the electrical lines in the Leased Premises or any other portion of the Property, or which causes, or in Landlord’s reasonable judgment may cause, any surge or disruption of the Property’s electrical service, Tenant shall, at Tenant’s sole expense, make whatever changes are necessary to comply with the requirements of Landlord, its insurance company and governmental authorities. Landlord shall in all events have the right to approve any electrical installation prior to the same being made.

ARTICLE VII

ACCESS TO LEASED PREMISES

7.1 Access. Landlord reserves the right to enter the Leased Premises, and Tenant agrees to permit Landlord and its agents, upon at least twenty four (24) hour notice (except in the case of an emergency in which no prior notice shall be required), to enter the Leased Premises for the purpose of inspecting, showing (during the last year of the Lease Term only) or examining the Leased Premises and to make such repairs, alterations, improvements or additions in and to the Leased Premises that Landlord may reasonably deem desirable or necessary or that Tenant shall have failed, although required, to do under the terms of this Lease; provided, however, that, except in the case of an actual or perceived emergency, Landlord shall use reasonable efforts to avoid disruption to Tenant’s business operations. Such entrance into the Leased Premises by Landlord shall not be construed as an eviction of Tenant from the Leased Premises, and the Rent and any other payments provided in this Lease to be made by Tenant shall not abate while such repairs, decorations, alterations, improvements or additions are being made, nor shall Tenant have any claim against Landlord on account of loss or interruption of business or any other matter. Landlord may enter the Leased Premises by a master key (or by use of force in the event of actual or perceived emergency) without incurring any liability therefor and without in any manner affecting the obligations of Tenant under this Lease.

ARTICLE VIII

FIRE OR OTHER CASUALTY

8.1 Fire or Other Casualty. (a) If, during the Lease Term, the Leased Premises shall be damaged by fire or other casualty, rendering the same materially unfit for the operation of the business of Tenant, and if the same cannot reasonably be repaired or restored within three hundred sixty (360) days from the date of such casualty, or if Landlord shall not be obligated to restore the Leased Premises by reason of the terms of subsection (b) below and shall elect not to restore the same, then this Lease shall cease and terminate from the date of such damage, provided that, if any such restoration by Landlord shall not have been completed within such three hundred sixty (360)-day period, then Landlord shall have such additional time as may be reasonably necessary to complete such restoration (up to an additional ninety (90) days), and if so completed, this Lease shall not be terminated, but if such work has not been completed by the end of such ninety (90) day period, this Lease may be terminated by Tenant at Tenant’s sole discretion upon fifteen (15) days’ notice to Landlord. If this Lease shall so terminate, Tenant shall pay Rent apportioned to the time of the damage (or such later date as Tenant may cease any use of the Leased Premises) and shall immediately surrender the Leased Premises to Landlord, without further liability or obligation of Tenant and Landlord hereunder, provided, however, that nothing contained herein shall release Tenant from any liability or obligation arising or incurred prior to the time of such damage or casualty and Tenant’s cessation of use of the Leased Premises.

(b) If any such damage can be repaired within a period of three hundred sixty (360) days from the date of commencement of such repair or restoration, or if this Lease shall not have been terminated as hereinabove provided, then in either such event, Landlord shall re-enter and repair said damage for the period during which such repairs are being made, provided that Landlord shall not have any obligation to repair or replace any portion of the Leased Premises (i) other than the improvements originally erected or installed by Landlord at its expense and in place at the time of such fire or other casualty, and (ii) if any damage thereto shall have been caused by Tenant or any of its subtenants or any of its or their contractors, subcontractors, licensees or invitees or the agents or employees of any of the foregoing (irrespective of any prior election by Landlord to do so). Notwithstanding anything in this Lease to the contrary, Landlord shall not be obligated to make any restoration if (1) such casualty shall occur during the last three (3) years of the then applicable Lease Term (exclusive of any unexercised options to extend the Lease Term which may be provided in this Lease), (2) there may not be adequate insurance proceeds available for use by Landlord to pay in full the cost of such restoration, or (3) Landlord shall have a reasonable belief that the Building after such restoration may have inadequate rental revenue to support any existing financing applicable to the Property or to qualify for the receipt of any contemplated financing for the Property.

ARTICLE IX

WAIVER OF LIABILITY; INDEMNIFICATION

9.1 Waiver of Liability. Tenant agrees that all fixtures, equipment, merchandise, inventory and other personal property of Tenant or any of its subtenants or any of its or their contractors, subcontractors, licensees or invitees or the agents or employees of any of the foregoing (each, a “Releasing Party”) which may at any time now or in the future be in the Leased Premises or other portions of the Property shall be maintained there at such Releasing Parties’ sole risk. Landlord shall not be liable to any Releasing Party for any damage to said property, or for loss or damage now or hereafter suffered by the business or occupation of any Releasing Party caused in any manner whatsoever except to the extent such damage or loss shall have been solely caused by Landlord’s gross negligence or willful misconduct, it being agreed that all Releasing Parties shall obtain and at all times maintain adequate insurance, or shall make other arrangements for its own benefit against any loss or damage. In no event shall Landlord have any liability to Tenant or any other Releasing Party for breach of the terms of this Lease or any other liability to a Releasing Party of any kind whatsoever for damage to property or consequential damages of any kind or nature, including business interruption or loss of profits, irrespective of the negligence or other fault of Landlord. In no event shall Tenant be entitled to claim constructive eviction by reason of any act or omission caused other than solely by reason of the gross negligence or willful misconduct of Landlord preventing any reasonable use of the Leased Premises beyond such period as may be required for Landlord to correct any condition in order to provide such reasonable use, it being understood however that an insured casualty shall not in any event be the basis for a claim of constructive eviction, and any right of Tenant to terminate this Lease as a result of such casualty (regardless of the fault of Landlord in connection therewith) shall be governed solely by Article VIII of this Lease. In addition to the foregoing, in no event shall Landlord have any liability whatsoever by reason of any condition of the Property which is not generally regarded in the commercial office building industry in the Pittsburgh, Pennsylvania, metropolitan area as of the Effective Date as unreasonably hazardous or as creating any unreasonable risk to the health or safety of occupants of the Property or any portion thereof, notwithstanding that subsequent changes in law, technical knowledge or commercial office building industry practices may indicate that such condition may be hazardous or may create such an unreasonable risk. Tenant acknowledges that it shall be solely responsible to maintain insurance which may be available to cover the risks referred to in this Section and to cause all Releasing Parties to maintain such insurance, to the extent available, and agree to the terms of this Section.

9.2 Tenant Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and any officer, director or member of Landlord, and their respective affiliates, employees and agents (collectively, the “Landlord Indemnified Parties”) at all times from and against any and all claims, actions, losses, injuries, damages, costs and expenses incurred by or asserted against any of the Landlord Indemnified Parties now or hereafter caused in whole or in part by or resulting or arising from (a) any act done or omission by or through Tenant or any of its subtenants or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing, (b) the use, non-use, occupancy or possession of, or conduct of business at or upon, the Property by Tenant or any of its subtenants, of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing, (c) any failure by Tenant to perform or observe any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or observed, or (d) any claims by any subtenants of Tenant or any of its or their respective contractors, subcontractors, licensees or invitees, or any agents or employees of any of the foregoing regarding matters as to which Landlord is not to have liability pursuant to the terms of this Lease. If any action or proceeding is brought against any of the Landlord Indemnified Parties, or if any claim is made against any of the Landlord Indemnified Parties alleging any of the matters referred to in this subsection, Tenant agrees at its sole cost and expense to pay, discharge and defend the Landlord Indemnified Parties against any and all such claims, actions and proceedings, and to reimburse and exonerate the Landlord Indemnified Parties for any loss, cost or expense in connection therewith, including reasonable attorneys’ fees and costs, costs of court, reasonable expert witness fees and costs, other fees and costs incurred in the defense of any such claim for which indemnity is given by Tenant, and any sums which any of the Landlord Indemnified Parties may pay in compromise or settlement of all or any part of such claims, actions or proceedings. In the event of any such claim, action or proceeding, the Landlord Indemnified Parties shall have the right to select the attorneys to represent them in such matter and the cost thereof shall be borne by Tenant.

9.3 Landlord Indemnification. Landlord shall indemnify, defend and hold harmless Tenant and any officer, director or shareholder of Tenant, and their respective affiliates, employees and agents (collectively, the “Tenant Indemnified Parties”) at all times from and against any and all claims, actions, losses, injuries, damages, costs and expenses incurred by or asserted against any of the Tenant Indemnified Parties now or hereafter caused in whole or in part by or resulting or arising from (a) the grossly negligent act, omission or willful misconduct of Landlord in connection with Landlord’s activities on or about the Property, or (b) any failure by Landlord to perform or observe any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or observed. If any action or proceeding is brought against any of the Tenant Indemnified Parties, or if any claim is made against any of the Tenant Indemnified Parties alleging any of the matters referred to in this subsection, Landlord agrees at its sole cost and expense to pay, discharge and defend the Tenant Indemnified Parties against any and all such claims, actions and proceedings, and to reimburse the Tenant Indemnified Parties for any loss, cost or expense in connection therewith, including reasonable attorneys’ fees and costs, costs of court, reasonable expert witness fees and costs, other fees and costs incurred in the defense of any such claim for which indemnity is given by Landlord, and any sums which any of the Tenant Indemnified Parties may pay in compromise or settlement of all or any part of such claims, actions or proceedings. In the event of any such claim, action or proceeding, the Tenant Indemnified Parties shall have the right to select the attorneys to represent them in such matter and the cost thereof shall be borne by Landlord.

ARTICLE X

INSURANCE

10.1 Liability Insurance. During the Lease Term Tenant shall maintain, at Tenant’s own cost and expense, general public liability insurance against claims for personal injury, death and property damage occurring in or about the Property and for all indemnification and defense obligations of Tenant set forth in this Lease. Such insurance shall afford protection with limits of not less than Ten Million ($10,000,000) Dollars per occurrence. Landlord shall have the right from time to time to require an increase in such insurance consistent with customary practices for class A office buildings in the commercial real estate industry in the Pittsburgh, Pennsylvania region, provided that Landlord shall not have the right to increase the same more than once in any twelve (12) month period.

10.2 Casualty Insurance. Tenant agrees during the Lease Term to maintain, at its own cost and expense, contents fire insurance with extended coverage substantially covering the full replacement cost of all equipment, fixtures, merchandise, inventory and other personal property in the Leased Premises, including, without limitation, the Roof Equipment and Back-Up Generator.

10.3 Evidence of Insurance. All insurance required by this Lease to be maintained by Tenant shall be written with a reputable company or companies, and Tenant shall furnish Landlord with an appropriate certificate of the effectiveness and coverage of such polices. All such liability insurance shall name (a) Landlord, (b) Landlord’s lender (the “Mortgagee”) and (c) Landlord’s property manager, if any, as additional insureds, and shall provide that Landlord and the Mortgagee and property manager shall receive at least thirty (30) days prior notice in writing of the cancellation or amendment of any such insurance policy. In the event that Landlord shall at any time not be in possession of a certificate confirming the then current effectiveness of such insurance and provided Landlord has given at least fifteen (15) days advance written notice of the same, Landlord may obtain such insurance and the premiums on such insurance shall be deemed Additional Rent to be paid by Tenant to Landlord upon demand.

10.4 Landlord’s Insurance. Landlord will carry a policy or policies of all risk extended coverage insurance covering the Property endorsed to provide replacement cost coverage and providing protection against perils included within the standard Pennsylvania form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine. Any insurance provided for in this Section may be effected by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section are otherwise satisfied.

10.5 Waiver and Subrogation. In addition to all other waivers of liability contained in this Lease, Landlord and Tenant do each hereby release and relieve the other from and waive any claim of recovery for any loss or damage to the real or personal property of either located anywhere in the Property, arising out of or incident to the occurrence of any of the perils covered by their respective casualty insurance policies or arising out of perils required to be covered by insurance pursuant to the terms of this Lease. Under no circumstances whatsoever shall Landlord or Tenant or any officer, director or member of Landlord or any affiliate, agent or employee of any of the foregoing be liable to Tenant for any losses or damages suffered as a result of business interruption, lost profits or other consequential damages to Tenant, whether or not the same are a result of any negligent act or omission to act on the part of Landlord or any such other party. Tenant undertakes such risks and shall be solely responsible at its own cost for providing its own business interruption and other insurance in amounts which Tenant deems necessary or desirable. Any insurance policy shall expressly permit such a release or contain a waiver of any rights of such insurer against Landlord and Tenant and such other persons.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

11.1 Assignment and Subletting. (a) Tenant shall be permitted to assign this Lease in its entirety or to sublease all or any portion of the Leased Premises without the consent of Landlord to: (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant as a going concern; or (iii) any parent, subsidiary or affiliate of Tenant; provided, however, that such successor entity or subtenant described in subsections (i) through (iii) shall meet the same or similar financial status as Tenant as of the Effective Date; or (iv) any entity that has a minimum tangible net worth of at least Two Hundred Million U.S. Dollars ($200,000,000.00). If Tenant should desire to assign this Lease or sublet the Premises or any part hereof as permitted in this Section 11.1(a), Tenant shall give Landlord written notice at least fifteen (15) days after the date of assignment or sublease, which notice shall specify; (w) the name, address and business of the proposed assignee or subtenant, (x) the amount and location of the space in the Leased Premises affected, (y) the effective date and duration of the subletting or assignment, and, (z) a current certified financial statement indicating the financial worthiness of the assignee or subtenant.

(b) Except as provided in subsection (a) above, Tenant shall not otherwise assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, in addition to any other reasonable grounds for denial, it shall be reasonable for Landlord to withhold Landlord’s consent if, in Landlord’s good faith judgment: (i) the proposed assignee is not able to meet the financial obligations of the Tenant hereunder; (ii) the business and operations of the proposed assignee or subtenant are not consistent with the character and dignity of a first-class office building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or Landlord’s property manager, or is an affiliate of a business competitor of Landlord or Landlord’s property manager; (iv) the proposed assignee or subtenant intends to use any part of the Leased Premises for a purpose not permitted under this Lease or for a use entailing the use, storage, generation or transport of Hazardous Substances on the Property in violation of any Applicable Laws; (v) at the time of the proposed subleasing or assignment any portion of the Building is not fully leased to Tenant and Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity; (vi) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, significantly increase the pedestrian and/or vehicular traffic in and out of the Building or would require any alterations to the Building to cause the Building at Landlord’s cost to comply with Applicable Laws; or (vii) the Mortgagee denies the assignment. For purposes of the foregoing restriction, any dissolution or liquidation of Tenant and any transfer by Tenant of any interest in this Lease by operation of law or otherwise shall be deemed to be an unauthorized assignment under this Section and not permitted under this Lease except as provided in Paragraph (a) above. Any such unauthorized assignment or sublease shall be null and void at Landlord’s option, and shall entitle Landlord to declare Tenant in default hereunder. Any acceptance of Rent or Additional Rent by Landlord or other performance of this Lease by any assignee or subtenant of Tenant’s interest in this Lease shall not be construed as Landlord’s consent to any assignment or sublease, and Landlord shall not be estopped to assert the lack of such consent by reason of any of such matters. If Landlord consents to an assignment (except as permitted in paragraph (a) above), Tenant may retain one hundred percent (100%) of any rent and other consideration per square foot of rentable area paid by or on behalf of any subtenant or assignee which shall exceed the Rent (which shall include any Additional Rent) per square foot of rentable area payable pursuant to Article III of this Lease for a comparable period.

(c) Any assignment of this Lease or sublease of the Leased Premises, whether permitted by the terms of this Lease or otherwise consented to by Landlord, shall be subject to all of the terms of this Lease, and any such assignee shall be deemed to have assumed for the benefit of Landlord all obligations of Tenant under this Lease, whether such obligations shall have arisen prior to such assignment or shall arise after such assignment. Within thirty (30) days after any such assignment, Tenant or such assignee shall deliver to Landlord a counterpart original of an express and unconditional assumption by such assignee of all obligations under this Lease, whether such obligations shall have arisen prior to or shall arise after such assignment, as well as a copy of such assignment, together with the address of such assignee for purposes of notices to Tenant under this Lease. No subletting of the Leased Premises shall relieve any sublessor or any prior Tenant from any obligations of Tenant under this Lease, where such obligations shall have arisen prior to subletting. Upon assignment of this Lease in accordance with subpart (a) above or upon assignment of this Lease with the consent of Landlord in accordance with subpart (b) above, Tenant shall be relieved of its obligations hereunder. In addition, Landlord reserves the right to enter into such amendments of this Lease as may be agreed upon between Landlord and the then current Tenant without the consent of any subtenant of the Leased Premises or any prior Tenant, and in any such event, any sublease which may then exist shall be subject to all of the terms of this Lease as so amended and each assignor and prior Tenant shall remain liable for all obligations of Tenant under this Lease as so amended, whether such obligations shall have arisen prior to or after such assignment.

ARTICLE XII

SIGNS

12.1 Signs. Tenant, at Tenant’s expense, shall have the right to install entranceway, building directory and suite signage to the extent not included in the Tenant Improvements. All such signage will be permitted and shall be in compliance with all applicable governmental requirements and Office Park guidelines, and subject to Landlord’s approval, not to be unreasonably withheld. No sign, sticker, advertisement or notice shall be erected, inscribed, painted or affixed on any part of the exterior or interior of the Leased Premises or other portions of the Property, unless approved by Landlord in its reasonable discretion; provided, subject to compliance with all applicable governmental requirements and Office Park guidelines and upon prior approval by Landlord, Tenant shall have the exclusive right to install, at its sole cost and expense, signage on the roof of the Building and spandrels on the sides of the Building. Landlord shall have the right to require that all signs and other such items be purchased from suppliers designated by Landlord. If signs or other such items are approved by Landlord, Tenant shall bear all of the cost of such signs and other items, including the cost of a separate electric usage meter and the cost of installing, maintaining and removing such signs or other items.

ARTICLE XIII

BUILDING SERVICES

13.1 Building Services Generally. Landlord shall provide, within such reasonable standards as Landlord may establish for each item with respect to the Property from time to time, and subject to the other provisions of this Lease, the following services and facilities:

(a) Interior and exterior lighting, twenty-four (24) hours per day, seven (7) days per week, at the direction of Tenant; provided that the cost for the utilities necessary to operate such lighting shall be the responsibility of Tenant.

(b) Air conditioning, ventilation and heating twenty-four (24) hours per day, seven (7) days per week, in accordance with the standards set forth in the Work Letter; provided that the cost for the utilities necessary to operate such air conditioning, ventilation and heating shall be the responsibility of Tenant.

(c) Subject to Section 13.2 below, electric current for Building standard levels of illumination using standard lighting fixtures of Landlord’s choice and for Tenant’s computer work stations and other business equipment and fixtures, calculated at a maximum load of nine (9) watts per rentable square foot.

(d) Janitor and cleaning service by a service provider reasonably selected by Landlord, but reasonably acceptable to Tenant following Tenant’s review of such service provider (including the ability to check references) prior to Landlord’s hiring of same, in the common areas of the Building, on Monday through Friday, holidays excepted, in accordance with the Building specifications adopted by Landlord from time to time, a current copy of which is attached hereto as Exhibit F and made a part hereof.

(e) Maintenance and service of the toilet rooms in the Building.

(f) Maintenance of standard hardware installed in the Building by Landlord, except to the extent that any such maintenance shall be the responsibility of Tenant pursuant to the other terms of this Lease.

(g) Passenger elevator service.

(h) Hot and cold water for lavatory purposes in the toilet rooms in the Building.

13.2 Separately Metered Electrical, Gas. (a) As part of Landlord’s Work, Landlord shall provide, at its sole cost and expense, electric current for the Leased Premises at a maximum load of nine (9) watts per rentable square foot, and Landlord shall connect and install such electric current to such junction or distribution location within the Leased Premises reasonably designated by Tenant; provided, if Tenant shall require electric current for the Leased Premises at a load in excess of nine (9) watts per rentable square foot, any such excess shall be at Tenant’s expense. Landlord, at its sole cost and expense, shall install any electrical meters to measure such electric current to the Leased Premises. Additionally, upon request from Tenant and at Tenant’s sole cost and expense, Landlord shall use commercially reasonable efforts to coordinate with the applicable electrical supplier to provide redundant power or dual feed capabilities to the Building; provided, Landlord shall have no liability hereunder in the event Landlord is unable to obtain such redundant power or dual feed capabilities. Electricity supplied to the Leased Premises shall be separately metered to measure Tenant’s actual usage, and Tenant shall pay for the same on or before the date required by the provider of such service for payment without the imposition of interest or late charges. In the event Tenant desires to have gas serving the Leased Premises, Landlord shall install, at Tenant’s cost and expense, and Landlord shall maintain, as an Operating Cost, gas lines that serve the Leased Premises, which shall be separately metered to measure Tenant’s actual usage, and Tenant shall pay for the same on or before the date required by the provider of such service for payment without the imposition of interest or late charges.

13.3 Interruption of Service. No interruption or curtailment of any service or maintenance, repair or replacement in the Building or other portions of the Property shall entitle Tenant to any claim against Landlord or to any abatement of Rent, nor shall the same constitute constructive or partial eviction or disturbance of Tenant’s use and possession of the Leased Premises or rights under this Lease, nor shall Landlord be liable to Tenant for consequential or other damages of any kind or nature, in each case regardless of whether or not Landlord shall have received notice of the same and regardless of any negligence of Landlord or any of its agents or contractors. Notwithstanding the foregoing, to the extent directly caused by the negligence or willful misconduct of Landlord, (i) there is a continuous cessation or interruption in the supply of services to the all or any portion of the Leased Premises, and (ii) as a result thereof, Tenant is unable to (and does not) use the portion of the Leased Premises affected by said interruption for more than fifteen (15) consecutive days, then Rent for such portion of the Leased Premises will be abated during the period from the sixteenth (16th) consecutive day to the earlier to occur of (x) the date on which such cessation or interruption ceases, and (y) the date on which Tenant resumes using said portion of the Leased Premises for the conduct of business. Such abatement of Rent shall be Tenant’s sole recourse in the event of a discontinuance or interruption of services or utilities hereunder.

13.4 Access to Building. Tenant shall have access to the Building twenty-four (24) hours a day, seven (7) days a week, including holidays.

ARTICLE XIV

QUIET ENJOYMENT

14.1 Quiet Enjoyment. Landlord covenants and agrees that, if Tenant shall promptly pay the Rent and perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant shall have the right to peaceable and quiet enjoyment and possession of the Leased Premises during the Lease Term, subject to the terms and conditions of this Lease.

ARTICLE XV

SUBORDINATION; TRANSFER OF PROPERTY

15.1 Subordination. Tenant accepts this Lease subject and subordinate to any mortgages now in existence or hereafter made from time to time affecting Landlord’s interest in the Property, irrespective of the extent of the indebtedness or obligations secured by such mortgages, and all renewals, modifications, consolidations, replacements or extensions of any such mortgage now or hereafter made. The subordination described in the preceding sentence shall be self-operative; provided, however, that Tenant shall execute, acknowledge and deliver to the holder of any such mortgage, at any time upon demand by such holder, a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit E (the “SNDA”). In the event of a foreclosure sale under any mortgage or in the event of the judicial sale of the Property to collect indebtedness secured by any mortgage, or in the event of any transfer of the Property in lieu thereof, then, upon request of such mortgagee, purchaser or transferee, Tenant shall attorn to and recognize as Landlord hereunder the party who, but for this Lease, would be entitled to possession of the Leased Premises. Notwithstanding the provisions of the SNDA, Tenant agrees to give any such mortgagee notice of any default of Landlord under the terms and conditions of this Lease and agrees that if Landlord shall fail to cure such default, this Lease shall not be terminated by Tenant so long as such mortgagee, at its option, shall make reasonable efforts to cure such default, which efforts, if necessary, may be delayed until such mortgagee is able to acquire sufficient rights in the Property in order to effect such cure. The provisions of this Section relating to subordination of this Lease and to Tenant’s obligation to enter into agreements, including, without limitation, the SNDA, with the holders of mortgages shall not apply to any mortgages which are subordinate to one or more other mortgages, unless the holders of such senior mortgages shall consent thereto in writing, and any such agreement made by Tenant with any holder of a mortgage without such consent shall be voidable at the option of the holder of any such senior mortgage which shall not have given such consent. In addition, at the option of the holder of any mortgage upon the Property, this Lease shall be senior to the lien of such mortgage.

15.2 Transfer of Property. In the event of any transfer of Landlord’s interest in the Property, other than a transfer for security purposes only, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee, so long as such transferee has assumed all of Landlord’s rights, duties and obligations under the Lease.

ARTICLE XVI

ESTOPPEL CERTIFICATE

16.1 Estoppel Certificate. Tenant agrees, at any time and from time to time within fifteen (15) days after receipt of Landlord’s written request, to execute, acknowledge and deliver to Landlord or to any actual or prospective purchaser or mortgagee of the Property a written certificate stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Rent and any other payment due from Tenant shall have been paid in advance, if any, and providing such other information as Landlord may reasonably require, it being intended that such certificate delivered pursuant to this Section may be relied upon by Landlord and any actual or prospective purchaser or mortgagee of the Property.

ARTICLE XVII

SURRENDER

17.1 Surrender. Tenant agrees to deliver and surrender possession of the Leased Premises to Landlord upon the expiration or earlier termination of the Lease Term, broom-clean and in as good condition and repair as at the commencement of the Lease Term, ordinary wear and tear (after taking into account Tenant’s repair and maintenance obligations hereunder) and casualty excepted, and to deliver all of the keys and access cards to Landlord or its agent.

17.2 Notice to Quit. Except as otherwise provided in Section 33.1, Tenant shall surrender the Leased Premises to Landlord upon the expiration or earlier termination of the Lease Term, without notice of any kind, and Tenant waives all right to any such notice as may be provided under any laws now or hereafter in effect in Pennsylvania, including the Landlord and Tenant Act of 1951, Act of April 6, 1951, as amended.

17.3 Removal of Property; Restoration of Leased Premises. All alterations, additions, fixtures and other property within the Leased Premises upon the expiration or termination of the Lease Term shall remain for the benefit of Landlord after the Lease Term. Subject to the foregoing, upon the expiration or earlier termination of the Lease Term, Tenant shall remove all trade fixtures, equipment, furniture and other personal property from the Leased Premises, all exterior signs which may have been installed or placed on the Building by Tenant, and Tenant shall repair any damage caused by the erection or removal of such fixtures, equipment or signage and restore the Leased Premises to its original condition, all in a workmanlike fashion as Landlord may direct. If Tenant shall not have removed all equipment, furniture, trade fixtures, signage or other personal property, whether owned by Tenant or other parties, as of the expiration or earlier termination of the Lease Term, Landlord may (a) remove and store the same at the expense of Tenant or sell the same on behalf of Tenant at public or private sale in such manner as is commercially reasonable, with any proceeds thereof to be first applied to the costs and expenses, including attorney’s fees, of the storage and sale and the payment of any amounts owed by Tenant under this Lease, or (b) treat the same as abandoned property and remove and claim or dispose of the same in such manner as Landlord may elect, all at the expense of Tenant. Notwithstanding anything to the contrary contained herein, so long as Tenant shall otherwise be in compliance with the terms of this Lease, Tenant shall not be obligated to remove the Tenant Improvements upon the expiration or earlier termination of this Lease.

17.4 Posting Signs. Landlord, without hindrance by Tenant, may post commercially reasonable “For Rent” signs at or about the Leased Premises during the last six (6) months of the Lease Term, and may post commercially reasonable “For Sale” signs at or about the Leased Premises at any time.

ARTICLE XVIII

DEFAULT AND REMEDIES

18.1 Tenant Default. If (a) Tenant shall fail to pay any Rent or any other sum provided for under this Lease on or before the date that the same shall have become due and payable and such failure shall not be cured within five (5) days after written notice thereof from Landlord; provided, however, that such right to written notice shall be limited to a maximum of two (2) times during each calendar year during the Lease Term, or (b) Tenant shall fail to take possession of the Leased Premises within thirty (30) days after written notice from Landlord that Landlord’s Work and the Tenant Improvements are Substantially Complete and that the same are ready for occupancy by Tenant, or (c) Tenant shall assign this Lease or sublet the whole or any part of the Leased Premises or permit any other person to occupy the whole or any part of the Leased Premises in violation of the terms and conditions set forth in Article XI herein, or (d) Tenant shall fail to maintain any insurance pursuant to the terms of this Lease, or (e) bankruptcy or other insolvency proceedings shall be instituted by Tenant, or (f) bankruptcy proceedings shall be instituted against Tenant which are not withdrawn or dismissed within thirty (30) days after the institution of said proceedings, or (g) an assignment shall be made by Tenant for the benefit of creditors by legal proceedings or otherwise, or (h) Tenant shall fail to comply with any provision of Articles IV, V or X of this Lease and such failure shall not be cured within fifteen (15) days after written notice thereof from Landlord, or Tenant shall repeatedly violate the provisions of any such Article, or (j) Tenant shall breach or fail to perform any other term, condition or covenant of this Lease and such failure shall not be cured within thirty (30) days after written notice thereof from Landlord; provided, if Tenant shall commence the cure within such thirty (30) day period and proceed diligently thereafter to cure the failure specified in the notice but shall not be able to do so, then any such failure shall not be considered a Tenant Default so long as Tenant shall continue to exercise good faith diligent efforts to cure such failure and shall do so within a reasonable period of time, not to exceed ninety (90) days, then and in any such event Tenant shall be in default hereunder (each of the foregoing is hereinafter referred to as a “Tenant Default”).

18.2 Remedies. In the event of any Tenant Default hereunder, Landlord may at its option declare the next sixty (60) months of (or any lesser portion of) the Annual Base Rent and additional Rent on account of the Increase in Expenses, Increase in Real Estate Taxes or Increase in Operating Costs, as applicable, (exclusive of any unexercised options) to be immediately due and payable, and the same shall thereupon at once become due and payable as if by the terms of this Lease it were payable in advance; provided, to the extent Landlord is able to mitigate its damages as provided in Section 18.4 herein, Landlord shall credit any rents actually paid by a Substitute Tenant (as hereinafter defined) against the accelerated Rent payable by Tenant hereunder after deducting Landlord’s reasonable expenses of reletting, including, without limitation, any broker’s commission incurred by Landlord. In such event, any item of Rent other than Annual Base Rent for any future period which shall be so declared immediately due and payable shall be paid based on an estimate thereof by Landlord for the balance of the Lease Term with the Leased Premises vacant throughout such period. In addition, in the event of any Tenant Default hereunder, Landlord may exercise any one or more of the following remedies: (a) Landlord may declare this Lease terminated without any right on the part of Tenant to reinstate the same by payment or other performance of the condition or conditions violated, any law, usage or custom to the contrary notwithstanding; (b) Landlord may re-enter and take possession of the Leased Premises without terminating this Lease and may relet the Leased Premises for the account of Tenant; and (c) Landlord may pursue such other rights and remedies which may be available to Landlord at law or in equity, including damages notwithstanding any termination of this Lease. Landlord shall not have any obligation to treat any Tenant Default as having been cured if the applicable grace period relating thereto as set forth in this Lease shall have elapsed. In the event that Rent shall be accelerated by reason of a Tenant Default under this Lease, Landlord may nevertheless terminate this Lease and pursue other remedies as a result of such Tenant Default, provided that Landlord shall not have the right to terminate this Lease by reason of such Tenant Default after such accelerated Rent shall have been paid by Tenant unless such Tenant Default is of a continuing nature and Tenant shall not have cured the same within the applicable grace period set forth in this Lease which shall commence after the payment of such accelerated Rent.

18.3 Default Interest. Any Rent or other sum payable under this Lease shall bear interest at the rate per annum equal to the lesser of (a) five percent (5%) in excess of the rate per annum announced from time to time by Bank of New York Mellon, N.A., or its successor as its “prime rate” or similar rate, or (b) the highest rate permitted by law. Such rate of interest shall apply to such unpaid Rent and other sums until paid irrespective of whether judgment may have been entered therefor.

18.4 Landlord’s Duty to Mitigate. All of Landlord’s remedies set forth in Section 18.2 shall be conditioned on Landlord using commercially reasonable efforts to attempt to lease the Leased Premises to another tenant (a “Substitute Tenant”), whether or not such efforts are successful, in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Lease Premises until sixty (60) days following the date upon which Landlord obtains full and complete possession of the Leased Premises, including the relinquishment by Tenant of any claim to possession of the Leased Premises by written notice from Tenant to Landlord; (b) Landlord shall not be obligated to lease the Leased Premises to a Substitute Tenant for less than the current fair market value of the Leased Premises, as determined by Landlord in its sole but reasonable discretion, nor will Landlord be obligated to enter into a new lease for the Leased Premises under other terms and conditions that are unacceptable to Landlord, in its reasonable discretion; (c) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (i) whose use would adversely affect the reputation of the Building or Landlord; (ii) whose use would require any addition to or modification of the Building or Leased Premises in order to comply with Applicable Law, including building codes; (iii) that does not meet Landlord’s reasonable standards for tenants of the Building; or (iv) if space is available for lease in the Additional Building (hereinafter defined); (d) Landlord shall not be required to market or relet the Leased Premises ahead of other space in the Property or in other properties owned by Landlord, or an affiliate of Landlord, which is vacant or about to become vacant; and (e) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Leased Premises suitable for use by a Substitute Tenant unless: (i) Tenant pays any such amount to Landlord prior to Landlord’s execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant’s default under this Lease); or (ii) Landlord, in Landlord’s sole discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

18.5 CONFESSION OF JUDGMENT FOR POSSESSION. UPON EACH AND EVERY BREACH OR TENANT DEFAULT HEREUNDER, TENANT HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY AT ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA, TO APPEAR FOR TENANT AND CONFESS JUDGMENT FORTHWITH AGAINST TENANT AND IN FAVOR OF LANDLORD IN EJECTMENT FOR THE LEASED PREMISES AND THE IMMEDIATE ISSUING OF A WRIT OF POSSESSION FOR THE LEASED PREMISES PURSUANT TO WHICH LANDLORD MAY WITHOUT NOTICE RE-ENTER AND EXPEL TENANT AND ANY PERSON HOLDING UNDER TENANT FROM THE LEASED PREMISES. NO SINGLE EXERCISE OF THE FOREGOING WARRANT OR POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT SUCH EXERCISE SHOULD BE HELD BY ANY COURT TO BE INVALID, VOIDABLE OR VOID, AND THE POWER SHALL CONTINUE UNDIMINISHED AND MAY BE EXERCISED FROM TIME TO TIME AS LANDLORD SHALL ELECT, AND, IN EACH CASE, THIS LEASE OR A TRUE COPY THEREOF SHALL BE A SUFFICIENT WARRANT OF ANY PERSON.

18.6 Cumulative Remedies. The rights and remedies of Landlord hereunder shall be cumulative and not exclusive, and Landlord shall not be put to any election of remedies. The rights and remedies of Landlord hereunder are in addition to and not in derogation of the rights and remedies otherwise available to Landlord by law or in equity or otherwise.

18.7 Survival. All representations, warranties, covenants, conditions and agreements of Tenant contained in this Lease shall survive the termination or expiration of the Lease Term, and Landlord shall have and enjoy all rights and remedies with respect thereto notwithstanding such expiration or termination. In addition, such representations, warranties, covenants, conditions and agreements and Landlord’s rights and remedies with respect thereto shall survive Tenant’s surrender and/or vacation of the Leased Premises, whether or not the same may be accepted by Landlord, and whether or not Landlord may thereafter re-let the Leased Premises.

18.8 Landlord’s Default; Tenant’s Remedies. In the event of any failure by Landlord to perform any maintenance obligation of Landlord set forth in Section 5.2 of this Lease (a “Landlord Default”) within thirty (30) days after the date on which Landlord receives from Tenant written notice specifically describing such failure, Tenant may cure such default by Landlord on behalf of, and at the sole cost and expense of, Landlord. Landlord shall reimburse Tenant for its reasonable, documented, out-of-pocket costs and expenses in connection therewith within thirty (30) days after Tenant’s delivery to Landlord of an invoice therefor, failing which Tenant may offset such costs and expenses against any Rent and other amounts payable by Tenant hereunder. The foregoing notwithstanding, if Landlord shall exercise in good faith diligent efforts within such thirty (30) day period to attempt to cure the failure specified in the notice but shall not be able to do so because of Force Majeure Delays, then any such failure shall not be considered a default of this Lease by Landlord so long as Landlord shall continue to exercise in good faith such diligent efforts to cure such failure and shall do so within a reasonable period of time, not to exceed ninety (90) days.

ARTICLE XIX

WAIVER

19.1 Waiver. The waiver by either Landlord or Tenant of any breach of any term, covenant or condition of this Lease to be performed by the other shall not be deemed to be a waiver of any subsequent breach of this Lease nor shall any waiver authorize the nonobservance of any other occurrence of the same or of any other covenant or condition thereof, nor shall the acceptance of rent by the Landlord at any time when the Tenant is in default under any covenant or condition hereby be construed as a waiver of any such default. To be effective, a waiver of any such breach or default hereunder must be in writing signed by the party to be charged with such waiver.

ARTICLE XX

CONDEMNATION

20.1 Condemnation. In the event that the Leased Premises or the Property, or such portion thereof as shall prevent, in Landlord’s reasonable judgment, the reasonable use of the Leased Premises by Tenant, shall be taken or condemned for any public or quasi-pubic use or purpose by a competent authority in expropriation proceedings, or by any right of eminent domain, or conveyed to such competent authority in lieu of such taking or condemnation, then this Lease shall terminate as of the date title vests pursuant to such taking or conveyance. The entire compensation or award attributable to any taking or condemnation of the Property or any portion thereof, or the consideration for such conveyance, shall belong to Landlord without any deduction therefrom for any present or future estate or other right of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award. Tenant shall, however, be entitled to such award as may be allowed for moving expenses, fixtures and other equipment installed by it and any other compensation allowed under the laws of the Commonwealth of Pennsylvania, but only if such award or other compensation shall be in addition to the award otherwise available to or for the benefit of Landlord. If Tenant’s business is not so materially and substantially curtailed by the taking then this Lease shall continue as to that portion of the Leased Premises remaining after the taking with the Rent being reduced pro-rata for the square footage of the Leased Premises taken.

ARTICLE XXI

NOTICES

21.1 Notice Addresses. Whenever in this Lease there shall be required or permitted that notice or demand be given or served to either party to this Lease, such notice or demand shall be given in writing, by certified or registered U.S. Mail, return receipt requested, by recognized overnight courier with receipted delivery, or by facsimile transmission, to the applicable address or addresses set forth herein, or to such other addresses as may be designated by notice given pursuant to this section. All notices shall be deemed given when delivered to the applicable address or addresses or when such delivery is refused, as indicated by return receipts or other evidence:

To Tenant:	ANSYS, INC.
275 Technology Drive Canonsburg, PA 15317 Attn: Sheila S. DiNardo, Vice President, General Counsel & Secretary Fax: 724-514-3623

with a copy to:

Buchanan Ingersoll & Rooney PC
One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 Attn: Jason D’Amico, Esq. Fax Number: 412-562-1041

To Landlord:	QUATTRO INVESTMENT GROUP, L.P.
c/o QUATTRO GROUP GP, LLC, its general partner
750 Holiday Drive, Suite 570
Pittsburgh, PA 15220
Attn: James D. Scalo, Managing Member
Fax Number: 412-250-3001

with a copy to:

Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
Attn: William R. Taxay, Esq.
Fax Number: 412-394-4005

ARTICLE XXII

NON-RECORDATION

22.1 Non-Recordation. Neither this Lease nor any memorandum hereof or reference hereto shall be recorded by Tenant.

ARTICLE XXIII

FINANCIAL STATEMENTS

23.1 Financial Statements. INTENTIONALLY OMITTED.

ARTICLE XXIV

EXONERATION

24.1 Exoneration. Neither Landlord nor any member of Landlord, nor any director, officer, shareholder, partner, affiliate or other party with interests in Landlord or any such member shall be subject to personal liability beyond Landlord’s interest in the Property for any of the covenants, representations or warranties of Landlord pursuant or related to this Lease, or for any negligent or other acts or omissions relating to the Leased Premises or any other portion of the Property or any condition or use thereof or event or activity therein or thereon, and except to the extent recourse shall be further limited by the other terms of this Lease, Tenant shall look solely to the interest of Landlord in the Property for the satisfaction of the remedies of Tenant for any such matters. Nothing in this Section shall be construed to impose liability on Landlord which is waived or otherwise limited by the other terms of this Lease.

ARTICLE XXV

BINDING EFFECT

25.1 Binding Effect. Except as herein otherwise expressly provided, the terms, conditions, covenants and provisions hereof shall be binding upon and shall inure to the benefit of the successors and assigns of Landlord and Tenant, respectively. The references contained in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to any assignment of this Lease by operation of law or otherwise.

ARTICLE XXVI

CONSTRUCTION

26.1 Captions. The captions of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the terms, conditions, covenants and provisions of this instrument.

26.2 References. As used herein, the singular shall include the plural; the use of masculine, feminine or neuter genders shall be deemed to include all genders. Any reference to the rights and authority of Landlord herein shall include such of Landlord’s agents, servants, or employees to whom Landlord may delegate its rights or authority, and shall also include any mortgagee of Landlord which has reserved or to whom Landlord has delegated any such right or authority.

26.3 Rules of Construction. Both parties acknowledge and agree that this Lease has been freely negotiated, and accordingly, this Lease shall be construed and interpreted without regard to any presumption or rule of construction against Landlord as the drafter of this Lease or otherwise.

26.4 Time of Essence. Time is of the essence of this Lease.

ARTICLE XXVII

ENTIRE AGREEMENT; AMENDMENTS

27.1 Entire Agreement. This Lease, together with all addenda, schedules and Exhibits hereto, contains the entire agreement between the parties hereto, and Tenant acknowledges and agrees that no agent, representative, salesman or officer of Landlord has authority to make or has made any statement, agreement representation, either oral or written, in connection therewith, modifying, adding or changing the terms, conditions, covenants and provisions herein set forth. No dealings between the parties or custom or usage of trade shall be permitted to contradict, vary, add to or modify the terms, conditions, covenants and provisions hereof. No modifications of or amendment of this Lease shall be binding unless the same shall be in writing and signed by each of the parties hereto.

27.2 Amendments. Landlord and Tenant agree to execute any and all amendments to this Lease which may be required pursuant to the terms of any Covenants, including the Declaration of Covenants, Easements, Conditions, and Restrictions governing the Office Park referred to in this Lease, as the same may be amended from time to time. Tenant and Landlord, as the case may be, shall execute such amendment within thirty (30) days after request or within such shorter period as may be required by such Covenants.

ARTICLE XXVIII

GOVERNING LAW

28.1 Governing Law. This Lease and the performance hereof shall be governed, interpreted, construed and regulated by the laws of the Commonwealth of Pennsylvania.

ARTICLE XXIX

PARTIAL INVALIDITY

29.1 Partial Invalidity. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall at any time or to any extent be or become invalid or unenforceable, nevertheless the remaining terms, covenants, conditions and provisions of this Lease, and the application thereof shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be and remain valid and enforceable to the fullest extent permitted by law.

ARTICLE XXX

BROKERAGE COMMISSION

30.1 Brokerage Commission. Landlord and Tenant each represent and warrant to the other that there were no real estate agents or brokers involved with the introduction of the parties or in the negotiation and execution of this Lease other than Burns & Scalo Real Estate Services, Inc. and Jones Lang LaSalle, whose compensation shall be paid by Landlord in accordance with such party’s agreements with such brokers. Landlord and Tenant shall each hold the other harmless from any claims for commissions, fees or compensation for this Lease transaction by any other person or entity claiming to have acted as agent, representative or broker for any of the parties to this Lease.

ARTICLE XXXI

SECURITY INTEREST IN TENANT’S PROPERTY

31.1 Security Interest. INTENTIONALLY OMITTED.

ARTICLE XXXII

FORCE MAJEURE

32.1 Force Majeure. Time periods for Landlord’s performance of its obligations under this Lease shall be extended for periods of time during which Landlord’s performance is prevented due to circumstances beyond the party’s control, including without limitation, strikes, embargoes, governmental regulations, labor or material shortages, acts or omissions of other parties, acts of God, casualty, weather, war or other strife (such events being collectively referred to as “Force Majeure”).

ARTICLE XXXIII

HOLDING OVER BY TENANT

33.1 Holding Over. (a) If Tenant shall hold over at the expiration or termination of the Lease Term, such tenancy shall be deemed, at Landlord’s option elected in writing by Landlord at any time during such period, a month-to-month tenancy or such other tenancy as shall be assumed by law in the event of such holding over, and in the absence of such written election by Landlord, shall either be a tenancy at the sufferance of Landlord or a trespass by Tenant. During such month-to-month tenancy or tenancy at sufferance, Tenant agrees to be bound by all the terms and conditions hereof and agrees to pay to Landlord, in addition to all other Rent, an Annual Base Rent in the amount of one and one-half times (150%) the Annual Base Rent which shall have been in effect for the last month of the Lease Term prior to such expiration or termination, the parties agreeing that such sum shall be deemed a reasonable sum for such tenancy; provided, however, nothing herein shall limit any damages Landlord may incur for Tenant’s trespass, damage to the Property, loss of replacement lessees or otherwise, and Tenant shall indemnify, defend and hold Landlord harmless from any loss, cost, expense or liability associated with such holding over.

(b) Notwithstanding the foregoing, upon not less than six (6) months prior written notice to Landlord, Tenant may be permitted to hold over for a period not to exceed three (3) months following the expiration of the Lease Term or any extension thereof (the “Permitted Holdover Period”). During such Permitted Holdover Period, Tenant agrees to be bound by all the terms and conditions hereof and agrees to pay to Landlord, in addition to all other Rent, an Annual Base Rent in the amount of the Annual Base Rent which shall have been in effect for the last month of the Lease Term prior to such expiration or termination. During any Permitted Holdover Period, Tenant shall not be liable for any damages Landlord may incur.

ARTICLE XXXIV

EXTENSION OPTIONS

34.1 Extension Options. Tenant is hereby granted the following options to extend the Lease Term (each an “Extension Option”) with respect to the Leased Premises, in “as-is” condition: two (2) consecutive additional periods of five (5) years, and one (1) additional period ending on the date that is 359 months after the Effective Date (each an “Extension Term”), on the following terms and conditions:

(a) Tenant shall exercise an Extension Option (i) with respect to all of the Building, and (ii) on an entire floor-by-floor basis with respect to the Additional Building if Tenant has leased any space in the Additional Building in accordance with Section 36.1 herein.

(b) Tenant may not exercise any Extension Option unless, on the date when such option is exercised, (i) this Lease is in full force and effect, and (ii) no Tenant Default, and no event which, with the giving of notice or the passage of time, or both, would constitute a Tenant Default has occurred and is continuing.

(c) Tenant shall exercise an Extension Option by giving Landlord non-revocable notice to such effect not less than eighteen (18) months prior to the first day of such Extension Term (each an “Extension Notice”). The failure to give such notice by such date shall constitute a waiver by Tenant of any right to extend the Lease Term.

(d) The provisions of the Lease shall remain in full force and effect during any Extension Term except that (i) the Lease Term will be extended by the period of such Extension Term, (ii) the Aggregate Base Rent for the Extension Term shall be equal to the Fair Market Rental Value (as hereinafter defined), and (iii) if such Extension Option is the final Extension Option, Tenant shall have no further right to renew the Term.

(e) As used herein, “Fair Market Rental Value” means the fair market annual rental value per rentable square foot of the Leased Premises at the commencement of the Extension Term for a term equal to the Extension Term, in an amount that a willing, comparable tenant at market would pay and a willing, comparable landlord of a comparable office building located in the surrounding market area would accept at arm’s length, giving appropriate consideration to tenant improvements, brokerage commissions and other applicable terms and conditions of the tenancy in question.

(f) If Tenant delivers an Extension Notice in accordance with subsection (c) above, Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Fair Market Rental Value for the applicable Extension Term. If Landlord and Tenant agree upon the Fair Market Rental Value for the applicable Extension Term, Landlord and Tenant shall execute an amendment to this Lease evidencing the Fair Market Rental Value for such Extension Term. If

Landlord and Tenant are unable to agree upon the Fair Market Rental Value for any Extension Term, on or before fifteen (15) months prior to the expiration of the initial Lease Term, or, to the extent applicable, any Extension Term (the “Negotiation Period”), then Landlord and Tenant shall each simultaneously present to the other party their final determinations of the Fair Market Rental Value for the applicable Extension Term (the “Final Offers”) within five (5) days after the last day of the Negotiation Period. If the Fair Market Rental Value as determined by the lower of the two (2) proposed Final Offers is not more than ten percent (10%) below the higher, then the Fair Market Rental Value shall be determined by averaging the two (2) Final Offers. If the difference between the lower of the two (2) proposed Final Offers is more than ten percent (10%) below the higher, then the Fair Market Rental Rate shall be determined by Baseball Arbitration (as hereinafter defined) in accordance with the procedure set forth below.

(g) For all purposes of this Lease, “Baseball Arbitration” shall follow the following procedures:

(i) If there is a discrepancy greater than 10%, within thirty (30) days after Landlord’s receipt of Tenant’s Final Offer, Tenant and Landlord shall each select an arbitrator (“Tenant’s Arbitrator” and “Landlord’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the Commonwealth of Pennsylvania as an MAI appraiser with at least five (5) years of experience in appraising the type of matters for which they are called on to appraise hereunder in the Pittsburgh, Pennsylvania metropolitan area.

(ii) Landlord’s Arbitrator and Tenant’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Landlord’s Arbitrator and Tenant’s Arbitrator.

(iii) Said third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Fair Market Rental Value set forth above and hearing whatever evidence the arbitrator deems appropriate from Landlord, Tenant and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Fair Market Rental Value for the Premises as of the commencement of the applicable Extension Term (the “Arbitrator’s Initial Determination”) and thereafter select either Landlord’s Final Offer or the Tenant’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within thirty (30) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Landlord and Tenant within said thirty (30) day period. The arbitrator shall have no right or ability to determine the Fair Market Rental Value in any other manner. The Final Determination shall be binding upon the parties hereto.

(iv) The costs and fees of the third arbitrator shall be paid by Landlord if the Final Determination shall be Tenant’s Final Offer or by Tenant if the Final Determination shall be Landlord’s Final Offer.

(v) If Tenant fails to appoint Tenant’s Arbitrator in the manner and within the time specified in subsection (i) above, then the Fair Market Rental Value for the applicable Extension Term shall be the Fair Market Rental Value contained in the Landlord’s Final Offer. If Landlord fails to appoint Landlord’s Arbitrator in the manner and within the time specified in subsection (1) above, then the Fair Market Rental Value for the applicable Extension Term shall be the Fair Market Rental Value contained in the Tenant’s Final Offer. If Tenant’s Arbitrator and Landlord’s Arbitrator fail to appoint the third arbitrator within the time and in the manner prescribed in herein, then Landlord and Tenant shall jointly and promptly apply to the Philadelphia, Pennsylvania, office of the American Arbitration Association for the appointment of the third arbitrator.

ARTICLE XXXV

TERMINATION OPTION

35.1 Termination Option. So long as there is no Tenant Default existing under this Lease and no event or condition has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute a Tenant Default hereunder, Tenant shall have the one-time right to terminate this Lease (the “Termination Option”) effective upon the last day of the tenth (10th) full year following the Rent Commencement Date (anticipated to be December 31, 2025) (the “Effective Termination Date”), by providing Landlord with at least eighteen (18) months’ (anticipated to be July 1, 2024) prior written notice of the same; provided, Tenant’s right to terminate this Lease as set forth in this Section 35.1 shall be null and void upon Tenant’s exercise of the Expansion Option (as hereinafter defined) set forth in Section 36.1 below. Upon the Effective Termination Date, Tenant shall pay to Landlord a “Termination Fee” equal to the unamortized cost of the Allowance, brokerage fees, and free rent for the period between the Possession Date and the Rent Commencement Date (utilizing an interest rate of eight percent (8%)), plus an additional sum in the amount of $761,000.00.

ARTICLE XXXVI

EXPANSION OPTION

36.1 Expansion Option. (a) Landlord, or an affiliate, shall construct a building containing a minimum of 186,000 rentable square feet (the “Additional Building”) identified as Building #2 on the parcel adjacent to the Land on Exhibit A attached hereto and made a part hereof. Landlord will use its commercially reasonable efforts to attempt to construct the Additional Building simultaneously with the construction of the Leased Premises; provided, that the failure to construct the Additional Building simultaneously with the Building shall not constitute a default hereunder. The exterior, façade and parking of the Additional Building will be consistent with those included at the Leased Premises. Provided no Tenant Default then exists, and provided no event which, with the giving of notice or the passage of time, or both, would constitute a Tenant Default has occurred and is continuing, Tenant shall have the one-time right to expand the Leased Premises to include up to 130,000 rentable square feet, but not less than 65,000 rentable square feet of space in the Additional Building (the “Expansion Option”) effective upon the first day of the eleventh (11th) full year following the Rent Commencement

Date (anticipated to be January 1, 2026) (the “Expansion Effective Date”), by providing Landlord with at least eighteen (18) months’ (anticipated to be July 1, 2024) prior written notice of the same (the “Expansion Notice”); provided, Tenant’s right to expand the Leased Premises as set forth in this Section 36.1 shall be null and void upon Tenant’s exercise of the Termination Option set forth in Section 35.1 above. Additionally, Tenant’s failure to give such Expansion Notice by the date set forth herein shall constitute a waiver by Tenant of any right to expand the Leased Premises.

(b) If Tenant delivers an Expansion Notice in accordance with the terms set forth in subsection (a) above, Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Fair Market Rental Value for the space in the Additional Building. If Landlord and Tenant agree upon the Fair Market Rental Value for the space in the Additional Building, Landlord and Tenant shall execute an amendment to this Lease expanding the Leased Premises and evidencing the Fair Market Rental Value of the space in the Additional Building. If Landlord and Tenant are unable to agree upon the Fair Market Rental Value for the space in the Additional Building, on or before fifteen (15) months prior to the Expansion Effective Date (the “Expansion Negotiation Period”), then Landlord and Tenant shall each simultaneously present to the other party their final determinations of the Fair Market Rental Value for the space in the Additional Building (the “Expansion Final Offers”) within five (5) days after the last day of the Expansion Negotiation Period. If the Fair Market Rental Value for the space in the Additional Building as determined by the lower of the two (2) proposed Expansion Final Offers is not more than ten percent (10%) below the higher, then the Fair Market Rental Value shall be determined by averaging the two (2) Expansion Final Offers. If the difference between the lower of the two (2) proposed Expansion Final Offers is more than ten percent (10%) below the higher, then the Fair Market Rental Rate for the space in the Additional Building shall be determined by Baseball Arbitration in accordance with the procedure set forth in Section 34.1(g) herein.

ARTICLE XXXVII

PROPERTY MANAGER

37.1 Property Manager. In the event the property manager for the Leased Premises (the “Property Manager”) fails to perform its duties in a regular, professional and prudent manner, consistent with the performance of other professional managers of Class A office buildings within the Pittsburgh market and Tenant is not reasonably satisfied with the performance of the Property Manager, Tenant shall provide written notice of such failure to Landlord. Such notice shall contain, with specificity, a description of the failures of the property manager. Following such notice, Landlord and Tenant shall meet with the Property Manager to attempt to resolve any issues in good faith. If, despite such good faith efforts, such failures are not remedied in a reasonable manner within thirty (30) days of such notice, the property management services for the Leased Premises shall be competitively bid to two (2) mutually agreeable, qualified property managers and a new property manager shall be selected by the Landlord, with the approval of the Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Lease to be duly executed by their authorized agents and officers as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

QUATTRO INVESTMENT GROUP, L.P., a Pennsylvania limited partnership

	By:	QUATTRO GROUP GP, LLC, its general partner

By: TCB Legacy Trust, manager

/s/ William Taxay, Esq.		By:	/s/ James D. Scalo
		Name:	James D. Scalo
		Title:	Trustee

TENANT:

ANSYS, INC., a Delaware corporation

/s/ Sheila DiNardo	By:	/s/ James E. Cashman III
	Name:	James E. Cashman III
	Title:	CEO